Exhibit 10.45

Unit PURCHASE AGREEMENT

by and among

ADDUS HEALTHCARE, INC.,

Queen City Hospice, LLC,

Miracle City Hospice, LLC,

and

QCH Holdings LLC

Dated as of November 10, 2020

i

SCHEDULES AND EXHIBITS

Schedule 1 - Net Working Capital Methodology

Schedule 2 - Permitted Liens

Schedule 3 - PRF Qualified Expenditures Schedule

Schedule 2.3(c)(i) - Estimated Indebtedness

Schedule 7.6 - Allocation Methodology

Exhibit A - Form of Escrow Agreement

Exhibit B - Form of FIRPTA Affidavit

Exhibit C - Form of RWI Policy

Disclosure Schedule

Unit PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is dated as of November 10, 2020 by and among Addus HealthCare, Inc., an Illinois corporation (“Purchaser”), Queen City Hospice, LLC, a Delaware limited liability company (“Queen City”), Miracle City Hospice, LLC, a Delaware limited liability company (“Miracle City”, and together with Queen City, the “Companies” and each a “Company”), and QCH Holdings LLC, a Delaware limited liability company (“Seller”). Purchaser, the Companies, and Seller are collectively referred to from time to time herein as the “Parties”, and each, individually, as a “Party”.

R E C I T A L S:

WHEREAS, Seller owns all of the issued and outstanding Equity Interests of each of the Companies (such interests, the “Units”).

WHEREAS, Purchaser wishes to purchase all of the Units from Seller, and Seller wishes to sell all of the Units to Purchaser, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1Definitions. The following terms used in this Agreement have the respective meanings assigned to them below:

“Accountant” means a nationally recognized independent public accounting firm (a) selected by mutual agreement of Seller and Purchaser or if they cannot agree (b) selected by mutual agreement of the accounting firms regularly used by Purchaser and Seller prior to the Closing Date in the conduct of their respective businesses.

“Accrued Identified Taxes” means an amount equal to (i) any unpaid Ohio commercial activity Tax and any unpaid City of Columbus municipal income Tax of the Companies for the period beginning January 1, 2020 and ending on the Closing Date; provided, that the amount of such accrued and unpaid Taxes shall be computed (a) in accordance with the past practices of the Companies in preparing their Tax Returns for such Taxes, (b) without regard to deferred Tax assets and liabilities, (c) by excluding any such Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time of the Closing and (d) taking into account all Transaction Tax Deductions deductible on a “more likely than not” basis; provided, further, that in the case of any Straddle Period, the amount of Taxes included in Accrued Identified Taxes shall be calculated in accordance with Section 7.2 and (ii) the amount of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Companies have deferred payment of pursuant to Section 2302 of the CARES Act and not paid prior to the time of the Closing.

“Action” means any litigation, suit, claim, complaint, action, proceeding, arbitration, mediation, consent decree, audit, investigation, cause of action, demand, appeal, challenge, review, notice of violation, citation, summons, subpoena or inquiry of any nature, whether civil, criminal, administrative, judicial, or investigative, and whether at Law or in equity.

“Adjusted Closing Payment” means an amount equal to (a) the Base Amount, plus (b) Final Cash, minus (c) Final Indebtedness, minus (d) Final Transaction Expenses, plus (e) the excess, if any, of the amount of Final Net Working Capital over the amount of the Net Working Capital Target, minus (f) the excess, if any, of the amount of the Net Working Capital Target over the amount of the Final Net Working Capital, minus (g) the Working Capital Escrow Amount, and plus (h) the PRF Qualified Expenditures Amount (not to exceed $700,000).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of at least 10% of the voting securities, by contract, or by the ability to elect more than 50% of the voting power of the board of directors or other governing body of such Person. For the avoidance of doubt, the Companies are Affiliates of Seller only prior to the Closing and will be Affiliates of Purchaser from and after the Closing.

“Agreed Accounting Principles” means GAAP and, to the extent consistent with GAAP, the same accounting methods, policies, practices, procedures, classifications, judgments, or estimation methodologies used in the preparation of the Interim Financial Statements, subject to the exceptions set forth on Schedule 1.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the HSR Act, the Sherman Act, 15 U.S.C. §§ 1-7, as amended, the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended, the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended, all applicable foreign antitrust Laws, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Base Amount” means $192,000,000.00.

“Business Day” means any day on which banks are not required or authorized by Law to close in Columbus, Ohio.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, P.L. 116-136, as amended, and any regulations promulgated thereunder.

“Cash” means, (x) without duplication, cash, checks, money orders, marketable securities, short-term instruments, undeposited funds, and other cash equivalents, funds in time and demand deposits or similar accounts, restricted cash (including all cash posted to support letters of credit, performance bonds, or other similar obligations), cash security deposits, and other cash collateral posted with vendors, landlords, and other third parties, including checks, wire transfers, and drafts received but not yet cleared and excluding checks that have been issued but remain outstanding, calculated in accordance with the Agreed Accounting Principles, less (y) the Provider Relief Funds, and less (z) the CMS Advanced Payment Amount.

“Closing Cash” means Cash of the Companies as of the Effective Time.

“Closing Indebtedness” means any Indebtedness of the Companies as of immediately prior to the Closing.

“Closing Payment” means an amount equal to (a) the Base Amount, plus (b) Estimated Cash, minus (c) Estimated Indebtedness, minus (d) Estimated Transaction Expenses, plus (e) the excess, if any, of the amount of Estimated Net Working Capital over the amount of the Net Working Capital Target, minus (f) the excess, if any, of the amount of the Net Working Capital Target over the amount of the Estimated Net Working Capital, minus (g) the Working Capital Escrow Amount, and plus (h) the PRF Qualified Expenditures Amount (not to exceed $700,000).

“Closing Transaction Expenses” means Transaction Expenses unpaid and outstanding as of immediately prior to the Closing.

“CMS” means the Centers for Medicare and Medicaid Services, or any successor Governmental Entity exercising similar authority.

“CMS Advanced Payment Amount” means the aggregate funds received by Queen City from CMS under its Expanded Accelerated and Advance Payments (AAP) Program in the aggregate amount of $10,801,248.00.

“COBRA” means Section 4980B of the Code or Title I, Part 6, of ERISA, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Confidential Information” means all non-public and proprietary information existing as of the Closing concerning the business and affairs of the Companies.

“Company Intellectual Property” means the Owned Intellectual Property, Intellectual Property subject to any IP Licenses and any other Intellectual Property used or held for use by the Companies.

“Company Payment Programs” means: (a) Governmental Payment Programs in which any Company is enrolled or from which a Company receives reimbursement; and (b) other managed care contracts, participation agreements or other billing arrangements with insurance providers or other third party payers pursuant to which any Company receives reimbursement for healthcare services.

“Companies’ Knowledge” means the actual knowledge of James Vannelle, Brad Daugherty and Shannon Vannelle after reasonable inquiry of their direct reports.

“Contract” means any contract, agreement, lease, license, or other legally binding instrument or obligation, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, or guidelines by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act.

“Data Privacy and Security Laws” means all Laws governing, regulating or protecting the privacy, security, use, disclosure, maintenance or transmission of Personal Information, including without limitation: (a) HIPAA, (b) the Information Blocking Rules, (c) applicable state data breach notification laws, applicable state health information privacy laws, state laws governing the use of electronic communications (e.g., email, text messaging, telephone, paging and faxing, applicable state laws governing the use of information collected online, applicable state laws requiring privacy disclosures to consumers, state laws vesting individuals with rights in or regarding data about such individuals and the use of such data, and state laws regarding the safeguarding or security of data, including encryption), (d) the Federal Trade Commission Act, (e) the Fair Credit Reporting Act (FCRA) of 1970, as amended, (f) the Gramm-Leach-Bliley Act, the Privacy Act of 1974, (g) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN‑SPAM Act), (h) the Telephone Consumer Protection Act (TCPA), (i) the Telecommunications Act of 1996, as amended, (j) the Children’s Online Privacy Protection Act (COPPA), (k) the Personal Information Protection and Electronic Documents Act (PIPEDA), (l) the Payment Card Industry Data Security Standards (PCI‑DSS), and (m) the Americans with Disabilities Act (ADA) and the Web Content Accessibility Guidelines (WCAG).

“Data Room” means the electronic documentation site established through Datasite under the folder name “Project: Royal” on behalf of the Companies.

“Disclosure Schedule” means the disclosure schedule delivered by Seller and the Companies in connection with this Agreement.

“Environmental Laws” means all foreign, federal, state, local, or provincial civil and criminal Laws relating to the protection of health (to the extent relating to exposure to Hazardous Materials) or the environment (including air, soil, surface water, or groundwater), or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, unit of participation, stock appreciation rights or other similar interest (however designated) in any Person, and (b) any option, appreciation right, warrant, purchase right, conversion right, exchange rights or other contractual obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including any stock appreciation, phantom stock, profit participation, profits interest or similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association, or any successor as determined in accordance with the Escrow Agreement.

“Escrow Agreement” means the escrow agreement among Purchaser, Seller, and Escrow Agent dated the Closing Date, substantially in the form attached hereto as Exhibit A.

“Escrow Fund” means all funds held by the Escrow Agent pursuant to the Escrow Agreement.

“Federal Healthcare Programs”  has the meaning ascribed to that term in 42 U.S.C. § 1320a-7b(f).

“Final Cash” means Closing Cash as finally determined pursuant to Section 2.4.

“Final Indebtedness” means Closing Indebtedness as finally determined pursuant to Section 2.4.

“Final Net Working Capital” means Net Working Capital as finally determined pursuant to Section 2.4.

“Final Transaction Expenses” means Closing Transaction Expenses as finally determined pursuant to Section 2.4.

“Fraud” means, with respect to any Party, fraud (as determined under the laws of the State of Delaware) with respect to any representation or warranty by such Party contained in ARTICLE III, ARTICLE IV or ARTICLE V. For the avoidance of doubt, the term “Fraud” does not include any clam for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence.

“GAAP” means U.S. generally accepted accounting principles, as in effect from time to time, applied in a manner consistent with the Companies’ past practice.

“Governmental Entity” means any federal, state, local, or foreign governmental or regulatory (including stock exchange) authority, agency, court, commission, department, arbitration panel or other governmental body, and any court, agency, instrumentality, regulatory commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Governmental Payment Program” means the Medicare, Medicaid and CHAMPUS/TRICARE programs as well as all other Federal Healthcare Programs.

“Hazardous Materials” means petroleum, petroleum hydrocarbons, or petroleum products, petroleum by-products, radioactive materials, medical waste, asbestos or asbestos-containing materials, pesticides, radon, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances, or wastes in any amount or concentration that are included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” “contaminants,” or words of similar import or that are regulated under or for which liability would reasonably be expected to be imposed under any applicable Environmental Law.

“Health Care Laws” means those Laws that are generally applicable to healthcare operations of the entities providing the same or similar services as the business conducted by the Companies, including: (i) health care licensure, permit, certificate of need and medical waste requirements; (ii) Titles XVIII, XIX and XXI of the Social Security Act; (iii) the Ethics in Patient Referrals Act, 42 U.S.C. §1395nn and the regulations promulgated thereunder (the “Stark Law”); (iv) the Data Privacy and Security Laws; (v) Laws governing Governmental Payment Programs; (vi) the Civil False Claims Act, 31 U.S.C. §§3729 et seq.; (vii) the Criminal False Claims Act, 18 U.S.C. §287; (viii) the False Statements Relating to Health Care Matters Act, 18 U.S.C. §1035; (ix) the Health Care Fraud Act, 18 U.S.C. §1347; (x) Patient Protection and Affordable Care Act, Public Law 111-148 and 111-152; (xi) the provisions of 42 U.S.C. §1320a-7b, et. seq., including the Federal Health Care Program Anti-Kickback Statute; (xii) the Program Fraud Civil Remedies Act, 35 U.S.C. §§ 3801-3812; (xiii) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (xiv) the Exclusion Laws, 42 U.S.C. § 1320a-7; (xv) the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5); (xvi) Laws governing the use, dispensing and disposal of controlled substances and other pharmaceuticals, including the Controlled Substances Act, 21 U.S.C. § 801; (xvii) the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; (xviii) the HITECH Act; (xix) state Laws concerning matters similar to those above; and (xx) all applicable Laws relating to the provision of, or billing, payment or reimbursement for, health care items or services, health care information, medical documentation and retention, medical privacy and security, professional conduct, standard of care, informed consent, quality and safety, mandated reporting, healthcare advertising and marketing.

“Healthcare Operating Agreements” means, with respect to the Companies, all management agreements, loan and security agreements, stock or membership interest transfer agreements, consulting agreements, affiliate service agreements, business associate agreements, employment agreements, personal service agreements, employee lease agreements, billing agent agreements, and physician, other clinician or other professional services provider Contracts, as the same may from time to time be amended, restated, supplemented, renewed, or modified.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and the implementing regulations at 45 CFR Parts 160 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money, including all outstanding principal and premium, prepayments (and prepayment penalties), and accrued and unpaid interest, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) all obligations of such Person under leases required to be capitalized by GAAP (other than as  to be required by the Financial Accounting Standards Board’s Accounting Standards Update (ASU) 2016-02, Leases-Topic 842), (d) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, or similar transaction, but only to the extent the same has been drawn or called, (e) all obligations of such Person for the deferred purchase price of property or assets, as well as any interest or other premium accrued thereon, (f) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), as well as any interest or other premium accrued thereon, (g) any Accrued Identified Taxes, (h) guarantees in respect of Indebtedness referred to in clauses (a) through (g) above, (i) any amendment, supplement, modification, deferral, renewal, extension, refunding, or refinancing of any liability of the types referred to in clauses (a) through (h) above; provided, however, that notwithstanding the foregoing, Indebtedness will not include (i) any accounts payable incurred in the ordinary course of business or any obligations under undrawn letters of credit, bonds, banker’s acceptance, or similar transactions, (ii) any Transaction Expenses, (iii) any of the items in the foregoing clauses of this definition to the extent such items are included in the calculation of Net Working Capital, or (iv) any intercompany obligations, payables, or loans of any kind or nature between or among the Companies and/or Seller.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) patents and patent applications, (b) registered and unregistered trademarks and service marks, including pending registrations and applications thereof, and all goodwill arising from the foregoing, (c) trade names, trade dress, corporate names, and other indicia of source, (d) registered and unregistered copyrights, including applications and registrations thereof, (e) Internet domain names, social media accounts and usernames (including “handles”) (whether or not they are trademarks), and other computer identifiers, and all content and data thereon and relating thereto, (f) Trade Secrets, databases, protocols and know-how; and (g) any and all other intellectual property rights and/or proprietary rights in any form or medium known or later devised.

“IP Licenses” means collectively (1) all licenses, sublicenses, and other Contracts related to the use of Intellectual Property to which a Company is a party, and (2) any Contracts pursuant to which a Company has agreed to any transfer of any Owned Intellectual Property by either Company or restriction of such Company’s right to use or enforce any Owned Intellectual Property.

“Key Employee” means each of James Vannelle and Brad Daugherty.

“Law” means any statute, common law, treaty, directive, ordinance, law, rule, regulation, code, constitution, decree, or other legally-enforceable requirement of any Governmental Entity including, without limitation, the Health Care Laws.

“Lien” means any charge, claim, lien (statutory or otherwise), pledge, option, mortgage, deed of trust, security interest, easement, encumbrance, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Lookback Date” means, with respect to Queen City only, four (4) years prior to the date hereof, other than with respect to the representations and warranties contained in Section 3.9, Section 3.10, Section 3.12, Section 3.15 and Section 3.17, in which case the “Lookback Date” means, with respect to Queen City only, five (5) years prior to the date hereof, and with respect to Miracle City only, September 16, 2020.

“Material Adverse Effect” means any change, development, or occurrence, that (1) is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, financial condition, or results of operations of the Companies taken as a whole, or (2) materially impairs the ability of Seller or Companies to consummate the transactions contemplated hereby, in each case other than any change, development, or occurrence (either individually or in combination) that results from (a) changes in general United States or global economic or political conditions or the financing, banking, securities, currency, or capital, syndicated loan, credit or financial markets, including changes in interest or exchange rates, (b) changes in Laws or Orders or interpretations thereof or changes in accounting requirements or principles or any other change or effect arising out of or relating to any Action or Order, (c) changes affecting industries, markets, or geographical areas in which any Company conducts its business, (d) the negotiation, execution, announcement, pendency, or performance of this Agreement or the transactions contemplated hereby, the announcement of the identity of Purchaser, or any communication by Purchaser or any of its Affiliates of their plans or intentions (including in respect of employees) with respect to any of the businesses of the Companies, including losses or threatened losses of, or any adverse change in the relationship, contractual or otherwise, with employees, independent contractors, customers, clients, patients, suppliers, distributors, financing sources, joint venture partners, licensors, licensees, or others having relationships with the Companies, (e) the consummation of the transactions contemplated by this Agreement, (f) actions or omissions to act by either Company taken or omitted (as applicable) with the written consent of Purchaser or as contemplated by this Agreement, (g) any war (whether or not declared), sabotage, acts of terrorism, military action, armed hostilities, earthquakes, hurricanes or other natural disasters, epidemics, pandemics, or disease outbreaks (including COVID-19) or orders or guidance of any Governmental Entity relating thereto, civil unrest or protests, or any other force majeure event, or any escalation or intensification thereof, whether or not caused by any Person, or any national or international calamity or crisis and whether or not occurring or commenced before or after the date of this Agreement, (h) any action required to be taken under any Law or Order by which either Company (or any of their respective properties) is bound, (i) any failure, in and of itself, by the Companies or either Company to meet any internal projections or forecasts (as distinguished from any change, development, or occurrence giving rise or contributing to such failure), or (j) any material breach of Purchaser’s obligations under this Agreement; provided, however, that in the case of the foregoing clauses (a), (b), (c), and (g), to the extent that any such change, development, or occurrence has a materially disproportionate adverse effect on the Companies, taken as a whole, relative to other companies in the industry in which the Companies operate. For the avoidance of doubt, a “Material Adverse Effect” will be measured only against past performance of Seller and the Companies and not against any Forward Looking Statements.

“Net Working Capital” means, as of the Effective Time, the consolidated net working capital of the Companies as determined in accordance with the methodology set forth on Schedule 1 (the “Net Working Capital Methodology”) and the Agreed Accounting Principles without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments, or estimation methodologies from the Agreed Accounting Principles. For the avoidance of doubt, the determination of Net Working Capital (a) will take into account only those components (i.e., only those line items) and adjustments reflected on the Net Working Capital Methodology and (b) will not take into account any current or deferred income Tax liabilities, any Accrued Identified Taxes or any items included in the calculation of Indebtedness or Transaction Expenses.

“Net Working Capital Methodology” has the meaning set forth in the definition of Net Working Capital.

“Net Working Capital Target” means $2,489,000.00.

“OIG” means the Office of Inspector General of the United States Department of Health and Human Services.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award by, with or of any Governmental Entity.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the articles or certificate of formation or organization and limited liability company or operating agreement of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (f) any amendment to any of the foregoing.

“Permits” means all permits, licenses, certificates, enrollments, franchises, permissions, grants, waivers, exemptions, clearances, registrations, qualifications, approvals, provider numbers and agreements, accreditations, certifications, authorizations, variances, and consents issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity, together with any accreditation issued by any Person having deeming authority for purposes of Federal Healthcare Programs.

“Permitted Lien” means (a) Liens for Taxes, assessments, or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established, (b) statutory Liens of landlords securing rental payments under leases that are not delinquent, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen and similar statutory Liens arising or incurred in the ordinary course of business that are not overdue for a period of more than sixty (60) days, (d) zoning, building, and other restrictions, variances, covenants, rights of way, encumbrances, easements, and irregularities in title that would not reasonably be expected to have a Material Adverse Effect, (e) public roads and highways, (f) any interest or title of a lessor under an operating lease or capitalized lease, (g) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (h) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (i) Liens created by Purchaser, its Affiliates or representatives, or their successors or permitted assigns, and (j) Liens that will be terminated upon consummation of the transactions contemplated by this Agreement, and (k) any Liens identified on Schedule 2 attached hereto.

“Person” means any natural person, any Governmental Entity, and any entity the separate existence of which is recognized by any Governmental Entity, including corporations, limited liability companies, partnerships, limited liability partnerships, joint ventures, joint stock companies, trusts, estates, companies, and associations, whether organized for profit or otherwise.

“Personal Information” means any information processed, collected or otherwise used or disclosed by a Company (or any third party on behalf of a Company) that identifies a specific natural person, or when used in combination with other data elements is capable of identifying a specific natural person, including, without limitation: (a) a natural person’s first and last name, in combination with a (i) social security number or tax identification number, or (ii) credit card number, bank account information and other financial account information, or financial customer or account numbers, account access codes and passwords; or (b) “Protected Health Information” as defined under HIPAA; or (c) any information pertaining to an individual that is regulated or protected by one or more Data Privacy and Security Laws.

“Pre-Closing Tax Period” means any Tax period that ends on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“PRF Qualified Expenditures Amount” means the aggregate amount of qualified expenditures of the Companies relating to the Provider Relief Funds as set forth on the PRF Qualified Expenditures Schedule.

“PRF Qualified Expenditures Schedule” means the schedule delivered in connection with the execution of this Agreement and attached hereto as Schedule 3, setting forth, in reasonable detail, the PRF Qualified Expenditures Amount, and which shall be accompanied by reasonable supporting documentation.

“Protected Health Information” means “protected health information” as defined at 45 CFR § 160.103, and any other individually identifiable health information created or maintained by or on behalf of the Companies that is regulated by one or more health information privacy laws.

“Provider Relief Funds” means the funds received by Queen City from the U.S. federal Department of Health and Human Services (the “DHHS”) Provider Relief Fund under the CARES Act in the aggregate amount of $2,532,207.05.

“Provider Relief Fund Terms and Conditions” means the terms and conditions established by the DHHS for the receipt of the Provider Relief Funds.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing.

“RWI Policy” means a buyer-side representation and warranty insurance policy, in the form attached hereto as Exhibit C.

“RWI Policy Binder Agreement” means that binder of insurance, confirmation of coverage, or similar document evidencing the terms and conditions on which the RWI Policy will be bound and under which it will be issued.

“Securities Act” means the Securities Act of 1933, as amended.

“State Health Authority” means the Ohio Department of Health for the State of Ohio, or any successor Governmental Entity exercising similar authority.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person (a) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or controlled, directly or indirectly, by such first Person or (b) which does not have outstanding shares or securities with such right to vote but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other Person is owned or controlled, directly or indirectly, by such first Person.

“Tax” or “Taxes” means  (i) any and all taxes and other charges in the nature of taxes, imposed by any taxing authority or other Governmental Entity, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, assessable payment under Section 4980H of the Code, social security, workers’ compensation, escheat, unclaimed property, unemployment compensation or net worth; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (ii) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to the foregoing.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any schedules, attachments, and amendments thereto, filed or required to be filed with a Governmental Entity in connection with Taxes.

“Transaction Expenses” means, without duplication, (a) the aggregate fees and expenses of Seller and the Companies for accountants, investment bankers, financial advisors, attorneys, and other advisors in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby and (b) any severance, change in control or similar payments or obligations payable to any employee or other service provider of Seller and/or the Companies as a result of the transactions contemplated hereby, including the employer portion of any payroll Taxes related thereto; provided that, for the avoidance of doubt, Transaction Expenses will not include (i) fees or expenses incurred by Purchaser or any of its Affiliates or any of its financial advisors, attorneys, accountants, advisors, consultants, or other representatives or financing sources, regardless of whether any such fees or expenses may be paid by Seller or the Companies, (ii) fees incurred by Seller or the Companies at the express written request of Purchaser or any of its Affiliates and not, for the avoidance of doubt, solely resulting from the negotiation, execution and delivery of this Agreement, (iii) fees or expenses of employees of the Companies to be paid or reimbursed by Purchaser or any of its Affiliates (including the Companies after the Closing) in connection with such employees’ post-closing employment, compensation, or equity participation arrangements or otherwise, (iv) fees or expenses included in the calculation of Net Working Capital, (v) fees or expenses payable in respect of any debt or equity financing provided to Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or at any time following the Closing, or (vi) fees or expenses of the Escrow Agent pursuant to the Escrow Agreement (if any).

“Trade Secret” means any confidential and proprietary information, including, trade secrets, know-how, formulae, ideas, concepts, discoveries, inventions, (whether patentable or not), innovations, improvements, results, reports, information and data, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production, processes, techniques, designs, specifications, and blueprints, in each case to the extent confidential or proprietary to the Companies.

“Treasury Regulations” means the proposed, temporary and final regulations promulgated under the Code by the U.S. Department of the Treasury.

“WARN Act” means the U.S. federal Worker Adjustment and Retraining Notification Act of 1988.

“Working Capital Escrow Amount” means an amount in cash equal to $500,000.00.

Section 1.2Other Defined Terms

. The following terms used in this Agreement have the meanings assigned to them in respective Sections set forth below:

Term	Location
Acquisition Transaction	Section 6.12
Agreement	Preamble
Allocation	Section 7.6
Audited Financial Statements	Section 3.6
Balance Sheet Date	Section 3.6
Benesch	Section 11.19
Bureau	Section 6.14
Chosen Courts	Section 11.9
Closing	Section 2.2
Closing Date	Section 2.2
Company or Companies	Preamble
Company Employees	Section 6.9(a)
Company Registered Intellectual Property	Section 3.15(a)
Company Systems	Section 3.15(f)
Compliance Program	Section 3.9(e)
Confidentiality Agreement	Section 6.2(b)

Term	Location
COVID-19 Assistance	Section 3.7(c)
DHHS	Section 1.1
D&O Costs	Section 6.5(a)
D&O Expenses	Section 6.5(a)
D&O Indemnifiable Claim	Section 6.5(a)
Dispute Notification	Section 2.4(c)
Disputed Matter	Section 2.4(c)
Divestiture	Section 6.4(g)(i)
Draft Allocation Schedule	Section 7.6
Effective Time	Section 2.2
Employee Benefit Plan	Section 3.17
ERISA Affiliate	Section 3.17
Estimated Cash	Section 2.3(b)
Estimated Closing Statement	Section 2.3(b)
Estimated Indebtedness	Section 2.3(b)
Estimated Net Working Capital	Section 2.3(b)
Estimated Transaction Expenses	Section 2.3(b)
Final Allocation Schedule	Section 7.6
Financial Statements	Section 3.6
Forward Looking Statements	Section 5.11(c)
Indemnitee	Section 6.5(a)
Indemnitee Affiliates	Section 6.5(e)
Insurance Policies	Section 3.20
Interim Financial Statements	Section 3.6
IRCA	Section 3.18(f)
Leased Real Property	Section 3.14(b)
Leases	Section 3.11(a)(iii)
Material Contract	Section 3.11(a)
Miracle City	Preamble
Nonparty Affiliates	Section 9.3
Outside Date	Section 10.1(c)
Owned Intellectual Property	Section 3.15(a)
Party or Parties	Preamble
Processing	Section 3.15(d)
Privacy Agreement	Section 3.9(b)
Privacy Consent	Section 3.9(b)
Purchaser	Preamble
Purchaser Closing Statement	Section 2.4(a)
Queen City	Preamble
Rebate	Section 6.14
Review Period	Section 2.4(b)
Seller	Preamble
Supplement	Section 5.7
Third Party Payor	Section 3.11(a)(xxi)
Transfer Taxes	Section 7.3

Term	Location
Units	Recitals

ARTICLE II
PURCHASE AND SALE; CLOSING

Section 2.1Purchase and Sale of Units. On the terms and subject to the conditions contained in this Agreement, at the Closing, Seller will sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser will purchase, acquire, and accept from Seller, all of Seller’s right, title, and interest in the Units.

Section 2.2Closing; Effective Time. On the terms and subject to the conditions contained in this Agreement, the transactions contemplated hereby will be consummated (the “Closing”) by electronic and/or overnight courier exchange of documents on the third (3rd) Business Day after the satisfaction or waiver of each condition precedent set forth in ARTICLE VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date, time, and method agreed upon by Purchaser and Seller; provided, that, notwithstanding the foregoing, if the satisfaction or waiver of each condition precedent set forth in ARTICLE VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) occurs on or prior to November 29, 2020, the Closing shall occur on December 1, 2020. The day on which the Closing actually occurs is the “Closing Date”. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered. Regardless of the time at which the Closing occurs, the Closing will be deemed to have occurred at 12:01 A.M. Eastern Time on the Closing Date (the “Effective Time”); provided that, if the Closing occurs on December 31, 2020, the Effective Time shall be 11:59 P.M. Eastern Time on the Closing Date.

Section 2.3Closing Payment; Adjustments; Payments at Closing.

(a)Closing Payment. In consideration for the sale of the Units pursuant to this Agreement, and subject to adjustment in accordance with Section 2.4, at the Closing, Purchaser will pay the Closing Payment in accordance with Section 2.3(c).

(b)Estimated Closing Statement. No later than two Business Days prior to the Closing Date, Seller will deliver to Purchaser a statement (the “Estimated Closing Statement”) detailing (i) Seller’s good faith estimates of (A) Net Working Capital (the “Estimated Net Working Capital”), (B) Closing Cash (the “Estimated Cash”), (C) Closing Indebtedness (the “Estimated Indebtedness”), and (D) Closing Transaction Expenses (the “Estimated Transaction Expenses”), in each case, together with reasonably detailed supporting calculations and documentation, (ii) the PRF Qualified Expenditures Amount, as set forth on the PRF Qualified Expenditures Schedule, (iii) based on such estimates, Seller’s determination of the Closing Payment, and (iv) wire transfer instructions for the payments to be made by Purchaser pursuant to Section 2.3(c)(ii) and (iv). The Estimated Closing Statement will be prepared in a manner consistent with (x) the definitions of the terms Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses, (y) the Net Working Capital Methodology, and (z) the Agreed Accounting Principles.

(c)Payments at Closing. At the Closing, Purchaser will pay or cause to be paid by wire transfer of immediately available funds:

(i)to each holder of Estimated Indebtedness set forth in Schedule 2.3(c)(i), the amount specified in the payoff letter provided by such holder of Estimated Indebtedness;

(ii)to each payee of the Estimated Transaction Expenses, the amount of the Estimated Transaction Expenses payable thereto;

(iii)to the Escrow Agent, the Working Capital Escrow Amount, to be held and distributed in accordance with the terms of the Escrow Agreement; and

(iv)to Seller, the Closing Payment.

Section 2.4Post-Closing Adjustments.

(a)As promptly as practicable, but in any event no later than one hundred twenty (120) days after the Closing Date, Purchaser will deliver to Seller a statement (the “Purchaser Closing Statement”) setting forth Purchaser’s good faith calculation of (i) Net Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, and (iv) Closing Transaction Expenses, in each case, together with reasonably detailed supporting calculations and documentation. The Purchaser Closing Statement will be prepared in a manner consistent with (x) the definitions of the terms Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses, (y) the Net Working Capital Methodology, and (z) the Agreed Accounting Principles. The Purchaser Closing Statement will entirely disregard (A) any and all effects on the assets or liabilities of the Companies as a result of the transactions contemplated by this Agreement (except for Transaction Expenses which are separately subject to adjustment hereunder) or of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the transactions contemplated by this Agreement and (B) any of the plans, transactions, or changes that Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to any Company or its respective businesses or assets, or any facts or circumstances that are unique or particular to Purchaser or any of its assets or liabilities. The Purchaser Closing Statement will be based solely on facts and circumstances as they exist as of the Closing and will exclude the effect of any fact, event, change, circumstance, act, development, or decision occurring after the Closing.

(b)Commencing with Purchaser’s delivery of the Purchaser Closing Statement to Seller pursuant to Section 2.4(a), Purchaser will and will cause the Companies to (i) reasonably assist Seller and its representatives in the review of the Purchaser Closing Statement and the related determination of the Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses and any disputes related thereto, (ii)

provide Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda, and other documents), supporting data, facilities, and employees of the Companies for purposes of Seller’s review of the Purchaser Closing Statement and the related determination of the Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses and any disputes related thereto, and (iii) reasonably cooperate with Seller and its representatives in connection with such review or determination, including providing on a timely basis all other information reasonably necessary or useful in connection with the review of the Purchaser Closing Statement and the related determination of the Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses and any disputes related thereto as is requested by Seller or its representatives; provided that neither Purchaser nor the Companies will be required to provide such access to the extent doing so would reasonably be expected to (i) result in the waiver of any attorney-client privilege or other legal privilege or (ii) contravene any applicable Contracts or Laws. Seller will be entitled to conduct the foregoing review of the Purchaser Closing Statement for a period of sixty (60) days after receipt of the Purchaser Closing Statement (the “Review Period”); provided that, if requested in writing, Purchaser will grant Seller a reasonable extension of the Review Period if Seller cannot reasonably be expected to complete its review of the Purchaser Closing Statement within such sixty (60) day period due to outstanding requests for information or information that is only made available shortly before the expiration of such sixty (60) day period.

(c)No later than the end of the Review Period, Seller will notify Purchaser in writing (a “Dispute Notification”) of any objections or proposed changes to the Purchaser Closing Statement specifying in detail such objections or proposed changes (each a “Disputed Matter”), or that Seller has no objection to the Purchaser Closing Statement and the calculations of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses contained therein. Purchaser and Seller will negotiate in good faith to reach an agreement with respect to any Disputed Matters and all such discussions related thereto (unless otherwise agreed by Purchaser and Seller) will be governed by Rule 408 of the Federal Rules of Evidence and any similar state rule.

(d)If Seller does not provide Purchaser with a Dispute Notification by the end of the Review Period or if Seller notifies Purchaser in writing that Seller has no objection to the Purchaser Closing Statement, then the Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses set forth in the Purchaser Closing Statement will be deemed the Final Net Working Capital, Final Cash, Final Indebtedness, and Final Transaction Expenses, respectively.

(e)If Purchaser and Seller are unable to reach an agreement on all Disputed Matters within thirty (30) days after Purchaser’s receipt of a Dispute Notification, then all unresolved Disputed Matters will be submitted to the Accountant who will be engaged and directed to provide, as promptly as possible (and, in any event, within thirty (30) days after such engagement), a final and conclusive resolution of all unresolved Disputed Matters. Each of the Parties will, and will cause their respective directors, managers, officers, employees, and representatives to, provide reasonable cooperation as reasonably requested by the Accountant. Purchaser and Seller agree to execute, if requested by the Accountant, a reasonable engagement letter in customary form. The Accountant will determine only those issues that constitute unresolved Disputed Matters and may not assign a value to any item in dispute greater than the greatest amount for such item assigned by Purchaser in the Purchaser Closing Statement, on the one hand, or Seller in the Dispute Notification, on the other hand, or less than the smallest amount for such item assigned by Purchaser in the Purchaser Closing Statement, on the one hand, or Seller in the Dispute Notification, on the other hand. The Accountant’s determination will be based solely on written submissions by Purchaser and Seller provided to Accountant within five (5) Business Days of Accountant’s engagement (i.e., not on the basis of an independent review). Neither Purchaser nor Seller may make any submissions to the Accountant after such five (5) Business Day period unless Purchaser and Seller mutually agree to such submission and neither Party may have any ex parte communications with the Accountant without the prior consent of the other Party. The Accountant’s determination will be made in accordance with (x) the definitions of the terms Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses, (y) the Net Working Capital Methodology, and (z) the Agreed Accounting Principles. The Accountant’s determination will be set forth in a written report, which will include an explanation of the reasons for its determination on each Disputed Matter and will be final, non-appealable, conclusive, and binding on the parties, absent manifest calculation error.

(f)The procedures set forth in this Section 2.4 for resolving disputes with respect to the calculations of Net Working Capital, Closing Cash, Closing Indebtedness, and Closing Transaction Expenses will be the sole and exclusive method for resolving any such disputes; provided, however, that this provision will not prohibit any Party from instituting litigation to enforce any final determination of the Adjusted Closing Payment by the Accountant in any court of competent jurisdiction in accordance with Section 11.9. The terms of appointment and engagement of the Accountant will be as agreed between Purchaser and Seller based on reasonable and customary arrangements for such services, and any associated fees and expenses will be allocated between Purchaser, on the one hand, and Seller, on the other hand, as follows: (i) Seller will be responsible for a portion of the fees and expenses of the Accountant equal to a fraction, the numerator of which is the sum of Disputed Matters submitted to the Accountant that are resolved in favor of Purchaser (that being the difference between the Accountant’s determination and Seller’s determination) and the denominator of which is the sum of all Disputed Matters submitted to the Accountant; and (ii) Purchaser will be responsible for that portion of the fees and expenses of the Accountant that Seller is not responsible for hereunder. Within ten (10) days of the Accountant’s determination of the Disputed Matters, Seller or Purchaser (as applicable) will pay the other the amount required so that the allocation for responsibility for the Accountant’s fees and expenses is consistent with this Section 2.4(f).

(g)Upon the final determination of the Final Net Working Capital, Final Cash, Final Indebtedness, and Final Transaction Expenses:

(i)If the Adjusted Closing Payment is equal to the Closing Payment, then no further payment will be required, and, within five (5) Business Days of the final determination, Purchaser and Seller will jointly instruct the Escrow Agent in writing to distribute, by wire transfer of immediately available funds, to Seller the full amount of the Working Capital Escrow Amount from the Escrow Fund.

(ii)If the Adjusted Closing Payment is greater than the Closing Payment, then, within five (5) Business Days of the final determination, (A) Purchaser will pay, by wire transfer of immediately available funds, to Seller such excess, and (B) Purchaser and Seller will jointly instruct the Escrow Agent in writing to distribute, by wire transfer of immediately available funds, to Seller the full amount of the Working Capital Escrow Amount from the Escrow Fund.

(iii)If the Adjusted Closing Payment is less than the Closing Payment, then, within five (5) Business Days of the final determination, Purchaser and Seller will jointly instruct the Escrow Agent in writing to distribute, by wire transfer of immediately available funds, to (A) Purchaser an amount equal to such shortfall from (and up to the amount of) the Working Capital Escrow Amount, it being understood and agreed by Purchaser that if the amount of such shortfall is greater than the Working Capital Escrow Amount, Purchaser will be entitled only to the full amount of the Working Capital Escrow Amount, which will be the sole and exclusive remedy and source of recovery for Purchaser with respect to any such shortfall, and Purchaser will not have any claim for, and hereby releases Seller, and all other Persons from any obligation in respect of, any additional amounts in connection therewith, and (B) Seller the remainder of the Working Capital Escrow Amount (if any).

(h)All payments required pursuant to Section 2.4(g) will be deemed to be adjustments to the purchase price for Tax purposes.

Section 2.5Tax Withholding. Purchaser or any agent of the Purchaser shall be entitled to deduct and withhold from the purchase price, or other payment otherwise payable by it pursuant to this Agreement, any amounts required to be deducted and withheld under the Code (or any provision of state, local or non-U.S. law) with respect to the making of such payment; provided that Purchaser shall be required to provide Seller with reasonable advance written notice of any intention to deduct and withhold any such amount otherwise payable to Seller and to cooperate in good faith with Seller to reduce or eliminate any such deduction and withholding; provided, further that no deduction and withholding of any amount otherwise payable to Seller shall be made if Seller has delivered the certificate described in Section 8.2(f) and a Form W-9, as required. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Purchaser.

ARTICLE III
Representations and Warranties RELATING TO the Companies

Seller represents and warrants to Purchaser as follows:

Section 3.1Organization and Qualification. Each Company is duly formed, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and carry on its business as conducted as of the date of this Agreement. Each Company is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in every jurisdiction in which the conduct of its business or the nature and location of its assets requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Each Company has made available to Purchaser complete and correct copies of its Organizational Documents, each as in effect on the date hereof.

Section 3.2Authority. Each Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Company of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation by each Company of the transactions contemplated by this Agreement have been duly and validly authorized by requisite action, and no other proceedings on the part of either Company are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Company and, assuming the due authorization, execution, and delivery hereof by the other Parties, constitutes a legal, valid, and binding obligation of each Company, enforceable against such Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exception”).

Section 3.3No Conflict; Required Filings and Consents.

(a)Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution, delivery, and performance by each Company of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with, result in a breach of, or violate the Organizational Documents of such Company, (ii) assuming that all consents, approvals, authorizations, and permits contemplated by Section 3.3(b) have been obtained, and all actions, filings, and notifications described in such clauses have been taken or made (as applicable), conflict with, result in a breach of, or violate any Law or Order applicable to such Company or its respective properties or assets, or (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration of payment or termination, modification, or cancellation, or a loss of rights under, in each case in any material respect, any Material Contract.

(b)Except as set forth in Section 3.3(b) of the Disclosure Schedule, the execution, delivery, and performance by each Company of this Agreement and the other agreements contemplated hereby to which it is a party and the consummation by each Company of the transactions contemplated hereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Entity, except for any consents, approvals, authorizations, permits, actions, filings, and notifications required in connection with Antitrust Laws.

Section 3.4Capitalization.

(a)As of the date of this Agreement, the total number of issued and outstanding limited liability company interests of each Company is as set forth in Section 3.4(a) of the Disclosure Schedule, all of which have been validly issued and are fully paid and nonassessable. As of the date of this Agreement, Seller owns, of record and beneficially, all of the limited liability company interests of each Company, and the Units represent all of the issued and outstanding Equity Interests of the Companies.

(b)Except as set forth in Section 3.4(b) of the Disclosure Schedule, as of the date of this Agreement, there are no outstanding (i) securities of either Company convertible into or exchangeable for limited liability company interests of such Company, (ii) subscriptions, options, calls, warrants, profit interests, preemptive rights, equity appreciation rights, phantom equity, or other similar rights to acquire from either Company, or obligations of either Company to issue, any limited liability company interests or securities convertible into or exchangeable for limited liability company interests of such Company, or (iii) obligations of either Company to repurchase, redeem, or otherwise acquire any limited liability company interests of such Company.

(c)Except as set forth in Section 3.4(c) of the Disclosure Schedule, neither Company is a party to any limited liability company agreement, operating agreement, stockholders’ agreement, voting trust agreement, proxies, registration rights agreement, or other similar agreement or understanding relating to any limited liability company interests or other ownership interests of either Company.

Section 3.5Subsidiaries.  Neither Company owns, directly or indirectly, any capital stock, limited liability company interest, partnership interest, or other equity interest in any Person.

Section 3.6Financial Statements. The Companies have delivered to Purchaser copies of (a) the audited consolidated balance sheets of Seller and, if applicable, the Companies as of December 31, 2019 and December 31, 2018 and the related audited consolidated (as applicable) statements of operations, cash flows, and members’ equity for the fiscal years then ended (the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of Seller and the Companies as of September 30, 2020 (the “Balance Sheet Date”) and the related unaudited consolidated statements of operations and cash flows for the nine (9)-month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth in the Financial Statements (including the notes thereto), the Financial Statements present fairly in all material respects the consolidated financial position of Seller and, as applicable, the Companies as of the dates set forth therein and the consolidated results of operations of Seller and, as applicable, the Companies for the periods then ended, in each case in accordance with GAAP applied consistently with past practices (except, with respect to the Interim Financial Statements, for the absence of footnote disclosure and other presentation items and customary year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse). The Companies have designed, implemented and maintained internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement in accordance with GAAP, and such internal controls are sufficient to provide reasonable assurance that transactions are executed with management’s general or specific authorizations and transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP.

Section 3.7Undisclosed Liabilities; Indebtedness.

(a)Neither Company has any liabilities, commitments, or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured, except for liabilities, commitments, or obligations (a) reflected in, reserved against on, or otherwise disclosed in the Financial Statements or the notes thereto, (b) set forth in Section 3.7(a) of the Disclosure Schedule, (c) discharged or paid in full prior to the date of this Agreement or the Closing, (d) incurred pursuant to or in connection with the transactions contemplated by this Agreement, (e) under Contracts arising in the ordinary course of business, or (f) actually taken into account in the final calculation of Net Working Capital pursuant to Section 2.4.

(b)Except as set forth in Section 3.7(b) of the Disclosure Schedule, neither Company has any Indebtedness.

(c)Section 3.7(c) of the Disclosure Schedule sets forth a list of each loan, application for assistance or stimulus payment that the Companies received or for which the Companies applied pursuant to any COVID-19 Measures, including any Paycheck Protection Program loan, Economic Stabilization Fund loan or other United States Small Business Administration loan (collectively, the “COVID-19 Assistance”). All certifications, representations and indications made by or on behalf of the Companies to any Person, including any Governmental Entity, in connection with the COVID-19 Assistance were correct and complete in all material respects and were prepared in material compliance with all applicable Laws.

Section 3.8Absence of Certain Changes.  Except as set forth in Section 3.8(i) of the Disclosure Schedule or as contemplated or permitted by this Agreement, since January 1, 2020, (a) each Company has operated its businesses in the ordinary course of business in all material respects consistent with past practice for each such Company, (b) there has been no Material Adverse Effect, and (c) there has been no action which, if taken or authorized between the date of this Agreement and the Closing Date, would have required the consent of Purchaser pursuant to Section 6.1(c) (excluding Section 6.1(c)(ix)).  Except as set forth in Section 3.8(ii) of the Disclosure Schedule, to the Companies’ Knowledge, there are no COVID-19 Measures that prevent the Companies from operating in the ordinary course of business.

Section 3.9Compliance with Laws; Reimbursement Programs.

(a)Except as set forth in Section 3.9(a) of the Disclosure Schedule, each Company is, and since the Lookback Date has been, in compliance in all material respects with all Laws and Orders applicable to such Company and its properties and assets and the operation of its business. Since the Lookback Date, no Company has received any verbal or written notice from any Governmental Entity alleging a violation of any applicable Laws or Orders. There is no pending or, to Companies’ Knowledge, threatened Action by or before any Governmental Entity or Company Payment Program alleging a violation of

Health Care Laws by any Company, or any of their respective current or former directors, members, employees, agents, officers, managers, independent contractors or agents, and there are no facts, events, circumstances or conditions that could reasonably be expected to form the basis of or give rise to any such Action.

(b)Since the Lookback Date, each Company has at all times maintained and conducted its business and operations in compliance with a Compliance Program.  Except as set forth in Section 3.9(b) of the Disclosure Schedule, each Company has provided or made available to Purchaser a complete and accurate copy of such Company’s current Compliance Program materials (as applicable). For purposes of this Section 3.9, the term “Compliance Program” refers to provider programs of the type described in the Compliance Program Guidance published by the OIG.

(c)Since the Lookback Date, neither Company, their employees or, to the Company’s Knowledge, any contractors or other representatives acting on behalf of either Company have (i) used any funds for unlawful contributions, gifts, or entertainment or for other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977 or other applicable anti-corruption or anti-bribery Laws.

(d)Neither Company since the Lookback Date: (i) is or has been a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlements, orders, or similar agreements with or imposed by any Governmental Entity; (ii) has been subject to ongoing reporting obligations pursuant to a settlement agreement entered into with any Governmental Entity; (iii) has been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder or any other fine or penalty by any other Governmental Entity in connection with the violation of any Health Care Laws; (iv) has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Payment Program or any other violation of Health Care Laws; (v) is or has been a defendant in any qui tam or False Claims Act proceeding; (v) has made any voluntary disclosure to the OIG, CMS, any Medicare Administrative Contractor, Medicaid program or other Governmental Entity relating to any Governmental Payment Program; or (vi) has received written notice from any Governmental Entity (including, without limitation, any search warrant, subpoena, civil investigative demand or contact letter) that alleges any material noncompliance with, or states that it is subject to any Action with respect to, any Health Care Law.

(e)Each Company is, and since the Lookback Date has been, in compliance in all material respects with HIPAA, including without limitation having business associate agreements in effect with all entities acting as business associates (as defined in 45 CFR § 160.103) of such Company, which such agreements satisfy all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a).  Each Company is, and since the Lookback Date has been, in compliance with (i) all contracts or other arrangements in effect between such Company and any third party that restrict the use, disclosure or security of Personal Information by such Company or by any other party to such contracts or other arrangements (collectively, “Privacy Agreements”); and (ii) the terms of any consents, authorizations, waiver of authorization or other permission pursuant to which either Company accesses, uses, discloses, or has accessed, used or disclosed, Personal Information (collectively, “Privacy Consents”). Each Company has the right pursuant to the Privacy Agreements, the Privacy Consents and its respective privacy and security policies to use and disclose Protected Health Information for the purpose such information is and has been used and disclosed. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Protected Health Information resulting from such transactions, will violate any Company policies, any Privacy Agreements, or any Privacy Consents as such currently exist or as existed at any time during which any of such Protected Health Information was collected or obtained. Each Company has, to the extent applicable, implemented all security management processes required by HIPAA, including a risk analysis, risk management activities, and information system activity review, as described at 45 C.F.R. § 164.308(a)(1)(ii). Neither Company has received any individual complaint regarding such Company or any of its agents, employees or contractors’ uses or disclosures of, or security practices or security incidents regarding, Protected Health Information. Neither Company is subject to any pending Action, or, to the Companies’ Knowledge, is any Action threatened against any Company (and to the Companies’ Knowledge, no such Actions are likely to be asserted or threatened against either Company) by any third party or entity, including any Governmental Entity, alleging (i) a violation of any Company policies, Privacy Consents or any Privacy Agreements; (ii) a violation of any third party or entity’s privacy, personal or confidentiality rights under any Data Privacy and Security Laws, or (iii) the failure of a Company with respect to any security audit. Since the Lookback Date, no “breach” or “security incident” (each as defined by HIPAA) has occurred with respect to any unsecured Protected Health Information held by or on behalf of a Company. Neither Company has been notified nor has been required to notify, either voluntarily or as required by any Privacy Agreement or legal requirement, any affected individual, any customer, any Governmental Entity, or the media of any loss of, or unauthorized access to or acquisition, use, disclosure, modification, or other misuse or breach of Personal Information, and each Company is not currently planning to conduct any such notification or investigating whether any such notification is required.

(f)No Company, nor any of their respective direct equityholders, employees, officers, directors, managers, or independent contractors has at any time since the Lookback Date been (i) suspended, debarred, excluded or otherwise deemed ineligible to participate in any Company Payment Program; (ii) subject to any sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8; (iii) convicted of a crime described in 42 U.S.C. § 1320a-7b; (iv) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive exclusion under any Health Care Laws pertaining to billing, kickbacks, false claims, claims processing, marketing or self-referrals; (v) been listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (vi) adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that impacts the management or operation of its business in any material adverse manner, in each case, pursuant to Health Care Laws.

(g)Since the Lookback Date, each Company (as applicable) has duly filed all required cost reports for all fiscal years including the fiscal year ending December 31, 2019.

(h)Except as set forth in Section 3.9(h) of the Disclosure Schedule, each Company has, and at all times since the Lookback Date has held, a valid provider contract or other agreement with the Medicare and Medicaid Programs and all Company Payment Programs from which it receives reimbursement on an “in-network basis”.  The current provider numbers for Company Payment Programs are listed on Section 3.9(h) of the Disclosure Schedule. Each Company is and, since the Lookback Date, has been, in compliance in all material respects with applicable legal requirements governing hospices and reimbursement and participation in Company Payment Programs and all rules, regulations, program memorandums and manuals of the Company Payment Program applicable to each Company.  The Companies are in compliance in all material respects with the conditions of participation in the Governmental Payment Programs, including, but not limited to, the requirements set forth in 42 C.F.R. Part 418.  Since the Lookback Date, no Company Payment Program has imposed a fine, penalty or other sanction on any Company or terminated its relationship with any Company.

(i)All billing practices of each Company with respect to all Company Payment Programs, are and have been since the Lookback Date in material compliance with all applicable Laws, regulations and policies of such Company Payment Program.  All claims submitted to any Company Payment Program by, and the coding and billing practices of, any Company have been timely, accurate, and filed in compliance in all material respects with all Health Care Laws applicable to such Company Payment Program, and each Company has paid or caused to be paid all known and undisputed refunds, penalties, overpayments, fees or other financial assessments or performance requirements which have become due to any Company Payment Program. There is no pending or, to the Companies’ Knowledge, threatened Action (including written or other notice of an intent to audit), by any patient or Company Payment Program with respect to any billing practices and reimbursement claims by either Company, nor any facts, events, circumstances or conditions that could reasonably be expected to give rise to any such Action.  Since the Lookback Date, neither Company has been audited or otherwise examined by any Company Payment Program other than in the ordinary course of business.

(j)There is no uncured material default or material breach by either Company under any of the Healthcare Operating Agreements, and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute such a default or breach. All Healthcare Operating Agreements with a physician, hospital, medical practice, or other health care facility, clinic, or practitioner have been structured in compliance with all Health Care Laws and reflect fair market value and commercially reasonable terms.  Neither Company has assigned, encumbered or granted a lien or security interest in any of its healthcare Permits, Company Payment Program Contracts or Healthcare Operating Agreements.

Section 3.10Permits.  Each Company (including any of such Company’s employees or independent contractors) possesses all Permits that are required (i) in order to conduct the business as presently conducted by such Company and (ii) in order to be in compliance in all material respects with all applicable Laws and Orders. Section 3.10 of the Disclosure Schedule lists all such Permits including the names of the Permits and their respective dates of issuance and expiration. Such Permits are valid, in good standing and in full force and effect and, assuming that all consents, approvals, authorizations, and permits contemplated by Section 3.3(b) have been obtained, will continue to be valid and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.  No Action by any Governmental Entity is pending or, to the Companies’ Knowledge, threatened seeking to revoke, terminate, suspend, cancel, limit, or otherwise adversely modify any of the Permits, or any Permit held by either Company or any health care provider employed by either Company.  Since the Lookback Date, neither Company (including any employees or independent contractors) is currently, nor has been, in default or violation in any material respect of any such Permits.

Section 3.11Contracts.

(a)Section 3.11 of the Disclosure Schedule sets forth a list of the following Contracts to which, as of the date of this Agreement, any Company is a party or by which any of them is bound (collectively, the “Material Contracts”) (provided that Section 3.11 of the Disclosure Schedule is not required to identify the applicable subpart of this Section 3.11 to which each Material Contract applies):

(i)any Contract (other than purchase orders in the ordinary course of business) requiring payments by or to any Company, taken as a whole, of more than $250,000 on an annual basis and that is not terminable by such Company without penalty or notice of sixty (60) days or less;

(ii)any Contract with a Material Supplier involving expenditures in excess of $100,000 per calendar year;

(iii)any Contract for the lease, sublease, license or occupancy of real property, including each Contract (including all amendments, extensions, renewals, guaranties and other agreements or instruments with respect thereto) pursuant to which any Company leases, subleases, licenses or occupies any Leased Real Property (collectively, the “Leases”);

(iv)any Contract pursuant to which any Company leases, either as lessee or as lessor, any personal property (including capital leases) involving annual payments in excess of $100,000;

(v)any Contract that limits, in any material respect, the freedom of any Company to engage in any line of business or to compete with any Person in any area or territory;

(vi)any Contract requiring either Company to act as a guarantor or surety (irrespective of the amount involved);

(vii)any Contract with respect to any joint venture, strategic alliance, joint development, partnership, or similar arrangement involving the sharing of profits, losses, costs, or liabilities;

(viii)any Contract granting any exclusive rights to any other party (including any right of first refusal, right of first offer or right of first negotiation);

(ix)any Contract, including the definitive transaction documents, related to an acquisition or divestiture of any business, assets, or securities outside the ordinary course of business (whether by merger, sale, or otherwise) that contains material obligations for performance after the Closing;

(x)any Contract evidencing Indebtedness of the Companies in excess of $100,000 (in the aggregate);

(xi)any deferred compensation, change in control or “parachute” agreement, vesting acceleration, debt forgiveness, transaction bonus, severance or other plan or arrangement for the benefit of any officers and/or employees;

(xii)any collective bargaining agreement or similar labor agreement with any labor organization, works council, trade union, or other employee representatives or employee representative body representing, or, to the Companies’ Knowledge, purporting to, or seeking to, represent any Company Employee;

(xiii)any Contract for the employment or engagement of any officer or employee or other service provider on a full-time or part-time basis that provides for annual base compensation in excess of $100,000 or that provides for the payment of any cash compensation upon the consummation of the transactions contemplated by this Agreement;

(xiv)any Contract with a doctor of medicine or other licensed medical provider who is not an employee;

(xv)any Contract with any of the top ten (10) referral sources (determined on a consolidated basis and by number of patient referrals from such referral sources during the twelve (12)-month period ended on December 31, 2019) of the Companies (taken as a whole);

(xvi)any Contract with any group purchasing organization;

(xvii)any Contract pursuant to which any either Company manages the operations of any other Person, or pursuant to which either Company has management services provided to it;

(xviii)any Contract of a Company relating to rights to payment or reimbursement from, and claims against, a Company Payment Program, or regarding participation in a Governmental Payment Program;

(xix)any IP License pursuant to which any Company licenses to or from another Person any Intellectual Property, other than non-exclusive, in-bound licenses of “shrink wrap” and similar generally available commercial end-user licenses to software with an individual acquisition cost of no more than $25,000 per copy or seat;

(xx)any Contract that contains “most favored nation” provisions; and

(xxi)any Contract between any Company and any third party payor (including, without limitation, any Governmental Payment Program from whom payments have been received by either Company since December 31, 2016) (each, a “Third Party Payor”).

(b)The Companies have made available to Purchaser true and complete copies of each Material Contract. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as limited by the Enforceability Exception. Each Company is in compliance in all material respects with the terms and requirements of each Material Contract to which it is a party or is otherwise bound by, and, to the Companies’ Knowledge, each other Person that is party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract. No Company has received written, or, to the Companies’ Knowledge, oral notice from any Person party to any Material Contract threatening any termination, cancellation, or material change to the terms of any Material Contract, and, to the Companies’ Knowledge, no condition or event or facts exist which, with notice, lapse of time or both, would constitute a material default thereof on the part of either Company or would result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.12Absence of Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, (a) there is no Action pending or, to the Companies’ Knowledge, threatened by or against any Company and (b) neither of the Companies is subject to any outstanding Orders to which it is a named party.

Section 3.13Assets. The Companies, taken as a whole, have good and valid title to, or in the case of leased or licensed assets or properties, valid leasehold interests in or license to (as applicable) all of the material properties and assets used by Companies in their business, free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.13 of the Disclosure Schedule, each Company’s properties and assets are sufficient for the conduct of the business of such Company as currently conducted and proposed to be conducted by the Companies as of the date hereof, and all of the material tangible assets used in or necessary for the operation of the businesses of the Companies are in good operating condition and repair taking into account the age of such property (normal wear and tear excepted).  Seller does not own any assets or properties used in the business conducted by either Company.

Section 3.14Real Property.

(a)Other than the Leased Real Property, neither Company owns any interest in real property. Neither Company is a party to any Contract to acquire an interest in real property.

(b)Section 3.14(b) of the Disclosure Schedule sets forth a list by street address of all the real property currently leased, subleased, licensed or otherwise occupied by any Company (the “Leased Real Property”).

(c)Each Company is the sole lessee under each Lease to which it is a party and has a valid and existing leasehold interest in or license to (as applicable), and the right to quiet enjoyment of, the Leased Real Property leased, subleased, or licensed by such Company free and clear of any Liens other than Permitted Liens. The Leases are in full force and effect and are valid, binding and enforceable against the applicable Company party thereto in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exception.  No Company’s possession and quiet enjoyment of its applicable Leased Real Property under any applicable Lease has been disturbed. True, correct and complete copies of all Leases have been made available or provided to Purchaser. All accrued and currently payable base rents, additional rents, and other payments required by each Lease have been paid. Except as set forth in the Leases, the Companies do not have any right or option to purchase the Leased Real Property or any portion thereof or any interest therein.

(d)Except as set forth in Section 3.14(d) of the Disclosure Schedule, neither of the Companies, nor, to the Companies’ Knowledge, any other party to a Lease is in, or is alleged to be in, breach or default under any Lease to which it is a party, and there is no event, but for the passage of time or the giving of notice or both, which would constitute or result in any such breach or default.

(e)Except as set forth in Section 3.14(e) of the Disclosure Schedule, (i) there are no guaranties of the Leases, (ii) the use of the Leased Real Property by the applicable Company for use in the business of such Company conforms in all material respects to all applicable fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Laws and no Company has received any written notice from any Governmental Entity or third party of any material violation of applicable fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Laws related to the Leased Real Property, including any written notice of any Action, zoning violation, or any current or any pending tax reassessment, (iii) there are no pending or, to the Companies’ Knowledge, threatened eminent domain, condemnation, zoning, or other Actions affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the business of the Companies, and (iv)  no Company has subleased, licensed, mortgaged, or otherwise granted any occupancy or use rights with respect to all or any portion of the Leased Real Property, and no Person (other than the Companies) uses or occupies (or, to the Companies’ Knowledge, has a right to use or occupy) the Leased Real Property or any portion thereof.  Neither of the Companies has collaterally assigned or granted any other security interest in the Leased Real Property or the Leases.

(f)All Leases have been structured in compliance with all Health Care Laws, and none of the landlords, lessors or other parties to such Leases are referral sources as determined and defined by applicable Health Care Laws.

(g)Except as set forth in Section 3.14(g) of the Disclosure Schedule, all tenant improvements, buildouts or other work to be performed on or about the Leased Real Property by either Company or any landlords, lessors or other parties to the Leases prior to the occupancy of the applicable Leased Real Property by the applicable Company have been completed in accordance with the terms of the Leases.  Except as set forth in Section 3.14(g) of the Disclosure Schedule, neither of the Companies has any monetary obligation to the applicable landlords, lessors or other parties to the Leases related to such tenant improvements, buildouts or other work that has not already been performed.

Section 3.15Intellectual Property.

(a)Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) all registered Intellectual Property owned or exclusively licensed by each Company (“Company Registered Intellectual Property”), (ii) all material unregistered trademarks, social media accounts, or domain names owned by each Company or used in connection with the business of such Company, and (iii) all Intellectual Property for which an application for registration is currently pending that is, or is purported to be, owned by each Company, in each of the foregoing cases listing the name of the current owner and the jurisdiction in which such item has been filed and the applicable application, registration, or serial or other similar identification number (clauses (i) through (iii) collectively, the “Owned Intellectual Property”). None of the material Company Registered Intellectual Property has lapsed, expired, or been abandoned or withdrawn.

(b)Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Companies, taken as a whole, exclusively own all right, title and interest in and to Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All Company Registered Intellectual Property is subsisting and valid and enforceable. Except as set forth in Section 3.15(b) of the Disclosure Schedule, the Companies have the right to use any third party Intellectual Property that is used in or necessary for the business of the Companies as currently conducted or proposed to be conducted by the Companies as of the date hereof.  The Company Intellectual Property constitutes all the Intellectual Property used in or necessary for the conduct of the business of the Companies as conducted or proposed to be conducted as of the Closing Date. The Company Intellectual Property shall be available for use by the Companies immediately following the Closing on the same terms and conditions to those under which the Companies owned or used the Company Intellectual Property immediately prior to the Closing.

(c)No Company nor the operation of such Company’s business is currently infringing, misappropriating, diluting, or otherwise violating, and since the Lookback Date, no Company has infringed, misappropriated, diluted, or otherwise violated, the Intellectual

Property rights of any other Person. Except as set forth in Section 3.15(c) of the Disclosure Schedule, to the Companies’ Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating, and since the Lookback Date, to the Companies’ Knowledge, no Person has infringed, misappropriated, diluted, or otherwise violated, any of the Owned Intellectual Property. Except as set forth in Section 3.15(c) of the Disclosure Schedule, since the Lookback Date, no Company has received any written, or to the Companies’ Knowledge, oral notice, demand, or claim with respect to any actual or alleged infringement, misappropriation, misuse, or violation of the Intellectual Property of any Person. There is not pending before any Governmental Entity or, to the Companies’ Knowledge, threatened in writing by any Person (including “cease and desist” letters and invitations to take a license) any claim, action, or proceeding alleging any infringement, misappropriation, or other violation of or contesting the use, validity, enforceability, or ownership of any Owned Intellectual Property or the licensed right to use any Company Intellectual Property. There are no judgments, decrees, orders, settlements, covenants not to sue, consents or similar obligations that: (i) restrict the Companies’ rights to use any Intellectual Property, (ii) restrict the Companies’ business in order to accommodate a third party’s Intellectual Property, or (iii) permit third parties to use any Owned Intellectual Property free of charge.

(d)The Companies have taken all commercially reasonable actions to protect and maintain the confidentiality, secrecy and value of the Company Confidential Information and Trade Secrets of the Companies. Neither has such been used by or disclosed to any Person except pursuant to a valid non-disclosure agreement with commercially reasonably protections with respect to the Company Confidential Information and Trade Secrets of the Companies made available to such Person. To the Companies’ Knowledge, there has not been any breach by any third party of any confidentiality obligation to the Companies. All current and, since the Lookback Date, former employees of the Companies have agreed to confidentiality restrictions with the Companies in the forms made available to Purchaser. All current and, since the Lookback Date, former independent contractors and consultants of the Companies who have had access to confidential or proprietary information of the Companies have entered into agreements with the Companies which include commercially reasonable protections for such confidential or proprietary information.

(e)Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise of any Contracts of the Companies, will result in (i) Purchaser granting to any third party any right to or with respect to any Company Intellectual Property; or (ii) Purchaser being obligated to pay any royalties or other amounts to any Person in excess of those payable by any Company prior to the Closing Date. The consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of any Company in any Company Intellectual Property or result in the breach or termination of any license, contract or agreement to which any Company is a party with respect to any Company Intellectual Property (including IP Licenses).

(f)The computers, computer networks, information technology systems, software, platforms, data processing systems, computer hardware, and communication and storage systems of the Companies (collectively, the “Company Systems”) are reasonably sufficient for the needs of the businesses of the Companies as currently conducted. The Company Systems are free from material bugs and defects and, since the Lookback Date, have not suffered any material malfunction, except malfunctions that have been remediated in all material respects. The Companies maintain reasonable backup, security, and disaster recovery measures with respect to the Company Systems, and no Person has gained unauthorized access to or otherwise breached any Company Systems or the data contained therein. Since the Lookback Date, the Companies have taken commercially reasonable steps to prevent the introduction of any virus, malware, spyware, or other device or code that could reasonably be expected to disrupt, disable, or otherwise impair the normal operation of any Company Systems.

(g)Each Company has, since the Lookback Date, implemented and maintained, or uses commercially reasonable efforts to determine that its third party service providers with access to Personal Information maintain, consistent in all material respects with applicable Health Care Laws, all Data Privacy and Security Laws, industry standard practices and the Companies’ contractual obligations to other Persons, commercially reasonable security and data protection, information security and privacy procedures to safeguard, and maintain the confidentiality, integrity, and security of all Company Systems, software, products and services of the Companies, and all information, data, and transactions stored or contained therein or transmitted thereby, including without limitation Personal Information,  against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption in all material respects.

(h)The Companies and the conduct of the business of the Companies, including with respect to the access, import, export, processing, recording, erasure, sharing, distribution, security, disposal, collection, storage, transmission, transfer, use, disclosure, and destruction (“Processing”) of Personal Information are, and since the Lookback Date, have been, in compliance with all applicable Data Privacy and Security Laws. The Companies maintain policies and procedures related to the Processing of Personal Information as required in all material respects by applicable Data Privacy and Security Laws.  The Companies have at all times since the Lookback Date complied in all material respects with the Companies’ privacy policies published or made available to data subjects from which a Company collects Personal Information or other data and such privacy policies are in compliance in all material respects with applicable Data Privacy and Security Laws.  Each Company represents that it has the right pursuant to applicable authorizations, Privacy Agreements, Privacy Consents, and/or its privacy policy to Process such data or information for the purpose such data or information is and has been collected, used or disclosed. Since the Lookback Date, the Companies have not supplied or provided access to Personal Information Processed by it to a third party for remuneration or other consideration.

Section 3.16Environmental Matters. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a)Each Company is, and since the Lookback Date has been, in compliance in all material respects with all applicable Environmental Laws. Since the Lookback Date, no Company has received any written notice alleging a material violation of any Environmental Law by such Company or alleging that such Company has any material liability under any Environmental Law.

(b)The Companies, collectively, hold all material Permits that are necessary under applicable Environmental Laws to conduct the business of the Companies as it is conducted as of the date of this Agreement. The Companies are not, and since the Lookback Date have not been, in material breach or violation of, or material default (with or without notice or lapse of time or both) under, any material Permit issued pursuant to an Environmental Law, and, to Companies’ Knowledge, there is no condition, event or circumstance that would reasonably be expected to prevent or impede the transferability of any such Permit.

(c)There are no material Actions pending or, to the Companies’ Knowledge, at any time since the Lookback Date, threatened in writing against any Company or any of their properties or assets alleging a violation of or material liability under any Environmental Law.

(d)No Company has assumed or undertaken any liability of any other Person under any Environmental Law. There are no unsatisfied Orders naming, or Contracts between a Governmental Entity and, any Company relating to Environmental Laws.

(e)There are no investigations of the any Company or any of their properties or assets pending or threatened in writing by any Governmental Entity that would reasonably be expected to result in the imposition on any Company of any material liability pursuant to any Environmental Law.

(f)No Company has Released any Hazardous Materials at, on, under, to, or from any real property, including any Leased Real Property, in quantities or concentrations that require any investigation, cleanup, response, removal, or remediation pursuant to Environmental Law. The Companies have not stored, handled, transported, Released or otherwise disposed of, or arranged for the transport or disposal of, any Hazardous Materials at, on, under, to, or from any Leased Real Property or any other property or location, in each case in quantities or concentrations that require investigation, cleanup, response, removal or remediation for which any Company would have responsibility under applicable Environmental Laws. The Companies are not conducting or funding any investigation, cleanup, removal, or remediation of or response to any release of Hazardous Materials.

(g)The Companies have delivered to Purchaser copies and results of any reports, data, investigations, audits, assessments (including Phase I environmental site assessments or Phase II assessments), studies, analyses, tests, or monitoring in the possession of the Companies pertaining to: (i) any unresolved claims or liabilities arising under or relating to Environmental Law and (ii) any Hazardous Materials in, on, at, or beneath any property currently or formerly owned, operated, or leased by any Company.

Section 3.17Employee Benefit Plans.

(a)Each deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by any Company or any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any Company or under which any Company or ERISA Affiliate has an liability or obligations (collectively, the “Employee Benefit Plans”) is set forth in Section 3.17 of the Disclosure Schedule.  As used herein, “ERISA Affiliate” means any entity that is considered a single employer with any Company under Section 414 of the Code.

(b)Each Employee Benefit Plan is in compliance in all material respects with applicable Law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(c)Neither Company, nor, to the Companies’ Knowledge, any trustee or administrator thereof nor any employee or any “fiduciary” has, engaged in any material breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any Employee Benefit Plan or trustee or administration thereof, or any party dealing with any such Employee Benefit Plan, to a Tax or penalty on prohibited transactions imposed by Section 4975 of the Code.

(d) There is no pending or, to the Companies’ Knowledge, threatened Action with respect to any Employee Benefit Plan (other than routine claims for benefits and appeals of any denied claims) or any fiduciary, administrator, party in interest, or sponsor thereof (in their capacities as such).

(e)No Employee Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv)  a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, and no Company, nor any ERISA Affiliate has maintained, contributed to, or been required to contribute to any employee benefit plan described in clauses (i), (ii), (iii) or (iv) above since the Lookback Date.

(f)With respect to each Employee Benefit Plan, Sellers and the Companies have uploaded to the Data Room complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior Employee Benefit Plan documents, if amended within the last two years); (ii) a copy of the three most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent summary plan description (and any summary of material modifications), if any, required under ERISA; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (vi) any actuarial reports (if any); (vii) all correspondence with the Internal Revenue Service, Department of Labor and the PBGC regarding any Employee Benefit Plan; (viii) with respect to each Employee Benefit Plan subject to Title IV of ERISA, a copy of the three most recent Form PBGC-1 reports; (ix) all discrimination tests for each Employee Benefit Plan for the three most recent plan years (if any); and (x) any other related material or documents regarding the Employee Benefit Plans.  The Companies have disclosed to Purchaser the terms and conditions of any unwritten Employee Benefit Plan.

(g)None of the Employee Benefit Plans, nor any other written or oral agreement entered into by any Company provide for continuing medical, dental, vision, life or disability insurance benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.  Each Employee Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in all material respects with the applicable requirements of the Affordable Care Act.  There exists no basis upon which any Company or any ERISA Affiliate would be expected to be subject to any penalties or assessable payments under Section 4980H of the Code, nor has any Company or any ERISA Affiliate received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due.

(h)Except as set forth on Section 3.17(h) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of any Company to severance pay or any other payment from the Company.  No Company has announced any type of plan or binding commitment to (1) create any additional Employee Benefit Plan, or (2) amend or modify any existing Employee Benefit Plan with any current or former employee, independent contractor or director.

(i)No Company has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors, to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to any of the Employee Benefit Plans by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(j)All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and all contributions for any period ending on or before the date of this Agreement that are not yet due have been made to each such employee pension benefit plan or properly accrued.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan that is an employee welfare benefit plan.  To the extent required under applicable Laws, all applicable Taxes, including all applicable income and payroll Taxes have been properly withheld from the income from or attributed to any of the benefits received by participants under any and all Employee Benefit Plans.

(k)No Company has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

(l)Each Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability to Purchaser, any Company, or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(m)Except as set forth in Section 3.17(m) of the Disclosure Schedule, the Companies have not made any changes to any Employee Benefit Plan resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes contemplated as of the date hereof.

Section 3.18Labor and Employment Matters.

(a)Except as set forth in Section 3.18(a) of the Disclosure Schedule, each Company is, and has been since the Lookback Date, in compliance in all material respects with all Laws relating to the employment of its employees and the engagement of its consultants and/or independent contractors, including Laws related to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, classification of employees and contractors, paid sick leave and unemployment insurance.

(b)Except as set forth in Section 3.18(b) of the Disclosure Schedule, there is no collective bargaining or other labor union agreement to which any Company is a party or by which it is bound.  There is not any union representing or purporting to represent any employee of any Company with respect to such employment, and no union or group of employees is seeking or has sought, since the Lookback Date, to organize employees for the purpose of collective bargaining.

(c)Except as set forth in Section 3.18(c) of the Disclosure Schedule, there is not, nor has there been since the Lookback Date, any pending or threatened (i) strike, slowdown, picketing, work stoppage, or employee grievance process affecting any Company, (ii) charge, grievance proceeding, or other claim against or affecting any Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, (iii) any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, Department of Labor, or any comparable Governmental Entity, (iv) to the Companies’ Knowledge, labor or employment dispute against or affecting any Company, or (v) application for certification of a collective bargaining agent with respect to the employees of any Company.

(d)During the last three (3) years, no Company has effectuated a “plant closing” or “mass layoff” (as defined in the WARN Act, or any similar state or local Law) affecting any site of employment or employee of any Company.  Neither Company intends to execute a “plant closing” or “mass layoff” (as defined in the WARN Act, or any similar state or local Law) prior to the Closing.

(e)To the Companies’ Knowledge, no employee, independent contractor or consultant of any Company is in violation of any term of any employment contract, independent contractor agreement, non-disclosure agreement, non-competition agreement, or any restrictive covenant to any third party entity relating to the right of any such Person to be employed or retained by any Company.

(f)The Companies are in compliance, and have complied since the Lookback Date, in all material respects with the Immigration Reform and Control Act of 1986 (“IRCA”), including Form I-9 (Employment Eligibility Verification Form) requirements and any applicable mandatory E-Verify obligations. No Company has been cited or fined, nor has any legal proceeding been initiated or threatened against any Company, by reason of any actual or alleged failure to comply with IRCA.

(g)Neither Company is delinquent in payments to any of the employees of such Company for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for any of them or any other amounts required to be reimbursed to such employees (including paid time off and other benefits) or in the payment to the appropriate Governmental Entity of all required Taxes, insurance, social security and withholding thereon.

(h)The Companies have properly classified individuals providing services to the Companies as independent contractors or employees and as exempt or non-exempt from the application of state and federal wage and hour Laws for all purposes, as the case may be, and has properly reported all compensation paid to such service providers for all purposes, and no legal proceeding has been initiated or threatened in writing against any Company with respect to any of the foregoing.

(i)All employees of the Companies are employees “at-will,” unless otherwise set forth on Section 3.18(i) of the Disclosure Schedule. No employee or other service provider of any Company has informed such Company (in writing, or to the Companies’ Knowledge, orally) of any plan to terminate employment with or services for such applicable Company, and to the Companies’ Knowledge, no such Person has any plans to terminate employment with or services for any Company.

Section 3.19Tax Matters. Except as set forth in Section 3.19 of the Disclosure Schedule:

(a)All income and other material Tax Returns required to be filed by the Companies and/or the Seller with respect to the Companies (including, for the sake of clarity, with the assets and operations of the Companies) have been filed (taking into account applicable extensions to file such Tax Returns) with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete in all material respects. All Taxes shown to be due and owing on a Tax Return and all other income and material Taxes due and owing by the Companies or by Seller with respect to the Companies (whether or not shown on any Tax Return) have been paid in full to the appropriate Governmental Entity.

(b)Neither Company is a party to any agreement that contains any Tax allocation, indemnification or sharing provision (other than commercial agreements entered into in the ordinary course of business the primary purpose of which is not Tax).

(c)There is no Action pending or threatened in writing concerning any liability for Taxes of either Company or Seller with respect to either Company. Neither the Companies or Seller with respect to either Company has received any notice of reassessment, deficiency, claim, adjustment or proposed adjustment or any other written notice indicating an intent to open an audit or other review in connection with any Taxes, which notice has not been satisfied by payment in full or been withdrawn.

(d)Neither Seller with respect to either Company nor either Company has waived or extended any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired or agreed to a Tax assessment or deficiency that has not been paid or otherwise satisfied.

(e)Neither Company has any liability for the unpaid Taxes of any Person (other than the Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, as a result of joint and several liability, by contract, or otherwise. Neither Company has been a member of a group filing a consolidated, unitary or combined Tax Return.

(f)All material Taxes required to be withheld by either Company with respect to any amounts paid or owing to any employee, independent contractor, creditor, member, equityholder or other third party have been withheld and have been paid over in the appropriate amounts to the proper Governmental Entity in accordance with applicable Law and all Forms W-2 and 1099 (and any corresponding forms for applicable state and local

Tax purposes) required with respect thereto have been properly completed and timely filed.

(g)Neither Company is a party to any “reportable transaction” as defined in Section 6707(A)(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

(h)At all times since its formation, Seller has been properly classified as a partnership for federal income Tax purposes. At all times since the formation of each Company (including, for this purpose, any predecessors thereof), such Company has been properly classified as a disregarded entity from Seller for federal income Tax purposes (and all applicable state and local income Tax purposes).

(i)Neither Company currently is the beneficiary of any extension of time within which to file any Tax Return. Since the Lookback Date, no written claim has been made by a Governmental Entity in a jurisdiction where Seller or either Company does not file Tax Returns that either Company is or may be subject to taxation by that jurisdiction. There are no Liens for any Taxes (other than Permitted Liens) on any of the properties or assets of either Company.

(j)All Taxes that the Company and/or the Seller with respect to the Companies have been required to collect in respect of sales of goods or the provision of services have been collected and have been paid over in the appropriate amounts to the proper Governmental Entity in accordance with applicable Law, and, to the extent applicable, all documentation and adequate records have been maintained in all material respects with respect to any customer exemptions with respect thereto.

(k)Seller is not a “foreign person” as defined in Code Section 1445(f)(3), and the rules and regulations promulgated thereunder, or a “disregarded entity” as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).

(l)Neither Company possesses or holds any material property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar laws.

(m)Neither Seller with respect to either Company nor either Company is subject to or has requested any private letter ruling, technical advice memoranda, or any similar ruling with regard to Tax matters.

(n)The liability of the Companies for unpaid Taxes as of the date of the Financial Statements did not, in the aggregate, exceed by any material amount the amount of any accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements, and as of the Closing Date will not exceed by any material amount the amount of such accruals as adjusted for the passage of time in accordance with the past practices and customs of the Companies or Seller with respect to the Companies.

(o)The books and records relating to Taxes of each Company (including related work papers) has been adequately maintained in all material respects for all taxable periods with respect to which the applicable statute of limitations remains open.

(p)Neither Seller with respect to either Company nor either Company has granted to any Person any power of attorney with respect to any Tax matter that currently is in force with respect to either of the Companies.

(q)Neither Company has (i) claimed or received any credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act or (ii) deferred the employee-portion of any payroll Taxes under the Presidential Memorandum of August 8, 2020, or similar legislation, orders or guidance.

(r)Neither Company has a permanent establishment in any foreign country.

Section 3.20Insurance. Section 3.20 of the Disclosure Schedule sets forth a true, correct and complete list of each insurance policy maintained by each Company (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement.  Each Company is in compliance in all material respects with the terms and provisions of the Insurance Policies applicable to it.  All premiums due and payable under the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company.  No Company has received any written notice that any Insurance Policy will be terminated, cancelled, or not renewed, or of any material alteration of coverage under any such Insurance Policy, or of an increase in or an intent to increase premiums in any material respect in respect of any such Insurance Policy. True and complete copies of all Insurance Policies have been made available to Purchaser.  All such Insurance Policies (a) are valid and binding in accordance with their terms, and (b) have not been subject to any lapse in coverage. Except as set forth on Section 3.20 of the Disclosure Schedule, there are no material claims related to the business of the Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  No Company is in material default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. To the Companies’ Knowledge, the Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which either Company is bound.

Section 3.21Related Party Transactions. Except as set forth in Section 3.21 of the Disclosure Schedule, no executive officer, director, or manager of any Company or any Person owning, directly or indirectly, any Units is a party to any Material Contract or has any interest in any property owned by any Company or has engaged in any transaction with any Company within the last twelve months (in each case, other than (a) in respect of employment relationships or (b) that are provided for in the Organizational Documents of any Company).

Section 3.22Brokers. Other than Cain Brothers, a Division of KeyBanc Capital Markets (the fees of which will be included as Transaction Expenses), no broker, agent, finder, investment banker, or other firm is or will be entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements, arrangements, or understandings with, by, or on behalf of the Companies.

Section 3.23Provider Relief Fund Participation. All representations and certifications made in Queen City’s attestation related to the Provider Relief Funds were true and correct in all material respects when submitted. Queen City used the proceeds from the Provider Relief Funds solely for the purposes permitted by the CARES Act, as described in the applicable Provider Relief Fund Terms and Conditions and any DHHS guidance related thereto. Queen City has complied with, and continues to comply with, in all material respects, all aspects of the Provider Relief Fund program under the CARES Act, including any applicable reporting and auditing requirements. Queen City has maintained accounting records associated with the Provider Relief Funds received by or on behalf of Queen City in compliance with the applicable Provider Relief Fund Terms and Conditions and related guidance available as of the date hereof. Any Provider Relief Funds that have not been so used as of the date of this Agreement are maintained in the bank account(s) of Queen City, as required by applicable Law, and have not been distributed to any other Person, or otherwise utilized or expended other than as permitted by applicable Laws, the Provider Relief Fund Terms and Conditions and any DHHS guidance related thereto.

Section 3.24Payors and Suppliers. Section 3.24 of the Disclosure Schedule contains a list of (a) the top ten (10) Third Party Payors (based on consolidated revenue generated from such Third Party Payors) of the Companies (taken as a whole) (the “Material Payors”); and (b) the top ten (10) suppliers (based on consolidated gross expenditures) of Companies (taken as a whole) (the “Material Suppliers”), in each case, as of the twelve (12) month period ending on September 30, 2020.  Neither Seller nor any Company has received any written, or, to the Companies’ Knowledge, oral notice that any of the Material Payors or Material Suppliers identified on Section 3.24 of the Disclosure Schedule intend to cease doing business, materially decrease the reimbursement or other compensation paid to any Company, or materially reduce the volume of business it conducts, with any Company.

Section 3.25Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Financial Statements are valid and genuine, and have arisen solely out of bona fide transactions and sales made in the ordinary course of business in each case with Persons other than Affiliates. Except as set forth on Section 3.25 of the Disclosure Schedule, there is no contest, claim, defense or right of setoff under any Contract relating to the amount or validity of such accounts receivable (other than contractual allowances or other write-downs in accordance with the express terms of applicable payor agreement).

Section 3.26No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER Company NOR (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE)) SELLER MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER AND THE COMPANIES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT

TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED, OR MADE AVAILABLE, TO PURCHASER OR ANY OF ITS AFFILIATES, AGENTS, OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER WILL ACQUIRE THE COMPANIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION, AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE).

ARTICLE IV
Representations and Warranties of seller

Seller represents and warrants to Purchaser as follows:

Section 4.1Organization and Existence. Seller is duly formed, and is in good standing, under the Laws of the State of Delaware, and Seller has all requisite limited liability company power and authority to own or lease (as applicable) all of its properties and assets and to carry on its business as conducted as of the date of this Agreement.

Section 4.2Seller’s Capacity and Authority. Seller has all requisite limited liability company power and authority to enter into and perform this Agreement and all the other documents and agreements to be executed or delivered by Seller in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other documents and agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite action of Seller. No other proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other documents and agreements to be executed by Seller and the consummation by Seller of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution, and delivery hereof by the other Parties, constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Enforceability Exception.

Section 4.3Consents; Non-contravention.

(a)Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other documents and agreements contemplated by this Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby do not: (i) violate any provision of the Organizational Documents of Seller; (ii) violate any Law or Order to which Seller is subject or otherwise bound; or (iii) conflict with, result in a breach of, or constitute a default under, any Contract to which Seller is a party, subject or otherwise bound, other than (y) any such conflicts, breaches, defaults, or violations that, individually or in the aggregate, would not materially and adversely affect the ability of Seller to perform any of its obligations under this Agreement, and (z) other than any authorizations, consents, approvals, notices, filings, exemptions or other actions that may be required by reason of the identity of Purchaser or Purchaser’s participation in the transactions contemplated hereby and thereby.

(b)Except as set forth in Section 4.3 of the Disclosure Schedule, the execution, delivery, and performance by Seller of this Agreement and the other agreements contemplated hereby to which Seller is a party and the consummation by Seller of the transactions contemplated hereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Entity, except for (i) any consents, approvals, authorizations, permits, actions, filings, or notifications required as a result of the identity of Purchaser or Purchaser’s participation in the transactions contemplated by this Agreement, and (ii) any consents, approvals, authorizations, permits, actions, filings, and notifications required in connection with Antitrust Laws.

Section 4.4Units. Seller is the sole record and beneficial owner of the Units, free and clear of all Liens (other than (x) transfer restrictions imposed by applicable Laws and (y) Permitted Liens).

Section 4.5Brokers. Other than Cain Brothers, a Division of KeyBanc Capital Markets (the fees of which will be included as Transaction Expenses), no broker, agent, finder, investment banker, or other firm is or will be entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements, arrangements, or understandings with, by, or on behalf of Seller.

Section 4.6Absence of Litigation. There is no Action pending or, to the Companies’ Knowledge, threatened by or against Seller that seeks to prevent or challenge the transactions contemplated by this Agreement. Neither Seller nor any of its assets or properties are subject to or bound by any Order that would reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated by this Agreement.

Section 4.7DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), SELLER DOES NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED, OR MADE AVAILABLE, TO PURCHASER OR ANY OF ITS AFFILIATES, AGENTS, OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER WILL ACQUIRE THE COMPANIES WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION, AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE) OR IN ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE).

ARTICLE V
Representations and Warranties of PURCHASER

Purchaser represents and warrants to the Companies and Seller as follows:

Section 5.1Organization. Purchaser (a) is duly incorporated, validly existing, and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate or other power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.2Authority. Purchaser has all necessary corporate or other power and authority to execute and deliver this Agreement and the other agreements contemplated hereby, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution, and delivery hereof by the other Parties, constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exception.

Section 5.3No Conflict; Required Filings and Consents.

(a)The execution, delivery, and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby do not (i) conflict with, result in a breach of, or violate the Organizational Documents of Purchaser, (ii) assuming that all consents, approvals, authorizations, and permits contemplated by Section 5.3(b) have been obtained, and all actions, filings, and notifications described in such clause have been taken or made (as applicable), conflict with, result in a breach of, or violate any Law applicable to Purchaser or any Order to which Purchaser is a named party, or (iii) conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration of payment or termination, modification, or cancellation, or a loss of rights under any Contract to which Purchaser is a party or by which Purchaser or its assets, rights, or properties are bound or affected.

(b)The execution, delivery, and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby do not require any consent, approval, authorization, or permit of, action by, filing with, or notification to any Governmental Entity, except for any consent, approval, authorization, permit, action, filing, or notification required in connection with Antitrust Laws.

(c)Neither Purchaser nor any of its Affiliates owns interests in any Person or is aware of any facts or circumstances (including any other transaction pending or under consideration by Purchaser or any of its Affiliates) that (i) would reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Entity to seek to (A) prevent, impair, delay, or impede the consummation of the transactions contemplated hereby or (B) impose a condition or conditions that could, individually or in the aggregate, have a Material Adverse Effect.

Section 5.4Absence of Litigation. There is no Action pending or, to Purchaser’s knowledge, threatened by or against Purchaser that seeks to prevent or challenge the transactions contemplated by this Agreement. Neither Purchaser nor any of its assets or properties are subject to or bound by any Order that would reasonably be expected to prevent, impair, delay, or impede the consummation of the transactions contemplated by this Agreement.

Section 5.5Brokers. Other than Raymond James & Associates (the fees and expenses of which will be paid by Purchaser), no broker, agent, finder, investment banker, or other firm is or will be entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon agreements, arrangements, or understandings with, by, or on behalf of Purchaser.

Section 5.6Availability of Funds.  Purchaser (a) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Closing Payment, any other amounts to be paid by Purchaser hereunder, and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement, and (c) has not incurred any liability or obligation of any kind that would impair or adversely affect such resources and capabilities. Purchaser’s obligations under this Agreement are not subject to any conditions regarding any Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.

Section 5.7Solvency. Purchaser is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud any present or future creditors of the Companies. Purchaser is solvent as of the date of this Agreement and, assuming the satisfaction of the conditions to Purchaser’s obligation to consummate the transactions contemplated by this Agreement, Purchaser and the Companies (on both a stand-alone and a combined basis), immediately after giving effect to the Closing, including the payment of the Closing Payment and all other amounts incurred or otherwise payable by Purchaser in connection with the transactions contemplated by this Agreement, will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities (including contingent and unliquidated debts) in excess of the fair saleable value of their assets.

Section 5.8RWI Policy. All premiums on and fees and expenses (including any underwriting fees and surplus lines taxes) relating to the RWI Policy have been paid to the extent due. Subject only to the execution and delivery of this Agreement, the RWI Policy will be bound, and, upon binding, the RWI Policy Binder Agreement will be in full force and effect. The RWI

Policy (a) shall not permit the insurer(s) and underwriter thereunder to pursue, directly or indirectly, and will require the insurer(s) and underwriter thereunder to waive, any subrogation rights, contribution rights, or rights acquired by assignment against Seller or the Companies (other than in connection with Fraud) with respect to any claim made by any insured thereunder, and (b) shall provide that Purchaser and its Affiliates will have no obligation to pursue any claim against Seller or the Companies in connection with any loss thereunder.

Section 5.9Investment Intention.  Purchaser is acquiring the Units for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution (as such term is used in Section 2(11) of the Securities Act) thereof in violation of the Securities Act, or any applicable foreign securities Laws.  Purchaser is an experienced and highly sophisticated investor in securities of companies and agrees that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Units. Purchaser understand that the Units have not been registered under the Securities Act, any state securities Law or any applicable state or foreign securities Law, and cannot be sold unless subsequently registered under the Securities Act or applicable or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 5.10Plant Closing and Mass Layoffs. Purchaser does not currently plan any plant closings, reductions in force, or terminations of employees of any Company that would trigger obligations or result in liability for Seller or the Companies under the WARN Act or similar Laws.

Section 5.11Acknowledgements.

(a)Purchaser acknowledges (for itself and on behalf of its Affiliates) that the representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement (as modified by the Disclosure Schedule) are the only representations and warranties made by the Companies, Seller, or any other Person (other than Purchaser) in connection with the transactions contemplated by this Agreement and supersede any and all previous or contemporaneous written or oral statements made by any such Person. There are no representations or warranties (express or implied) in respect of any Company, or the business, operations, assets, properties, liabilities, or condition (financial or otherwise) of the Companies other than those set forth in ARTICLE III of this Agreement (as modified by the Disclosure Schedule).

(b)Purchaser acknowledges (for itself and on behalf of its Affiliates) that (i) it is a sophisticated purchaser, (ii) it has, with the assistance of its expert advisors, including legal counsel, conducted its own independent review, analysis, and investigation of the Companies and each of their businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) as it deems necessary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, (iii) it and its representatives have been permitted full access to the books, records, facilities, equipment, Tax Returns, contracts, properties, assets, and personnel of the Companies, and (iv) it and its representatives have had an opportunity to meet with representatives of the Companies to discuss the businesses, operations, assets, properties, liabilities, and condition (financial and otherwise) of the Companies. In making its decision to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser has relied solely upon its own investigation, analysis, evaluation, and diligence of the Companies and the representations and warranties contained in ARTICLE III and ARTICLE IV of this Agreement (as modified by the Disclosure Schedule).

(c)Purchaser and its representatives have received and may receive from or on behalf of Seller or the Companies certain estimates, budgets, forecasts, plans, and financial projections (in each case, not included in ARTICLE III and ARTICLE IV of this Agreement (to the extent actually included in such Articles) and, collectively, “Forward Looking Statements”), and Purchaser acknowledges (for itself and on behalf of its Affiliates) that (i) there are uncertainties inherent in making Forward Looking Statements and (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward Looking Statements (including the reasonableness of the assumptions underlying Forward Looking Statements). Without limiting the generality of the foregoing, neither Seller nor the Companies nor any other Person has made any representation or warranty with respect to, and no such Persons will be subject to any liability resulting from, (1) the provision of any Forward Looking Statements, or (2) any materials, documents, or information contained in the Data Room or otherwise delivered or made available in any manner to Purchaser or its representatives (including in any management presentations), in each case, except as expressly set forth in ARTICLE III or ARTICLE IV of this Agreement (as modified by the Disclosure Schedule).

Section 5.12No Additional Representations. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NEITHER ANY COMPANY NOR SELLER IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, INCLUDING WITH RESPECT TO ANY COMPANY, OR ANY OF THE ASSETS, RIGHTS, OR PROPERTIES OF ANY COMPANY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE CONDITION OF THE ASSETS, PROPERTIES, AND RIGHTS OF THE COMPANIES WILL BE “AS IS” AND “WHERE IS.”

ARTICLE VI
covenants

Section 6.1Conduct of Business Pending the Closing. From the date of this Agreement to the Closing or the earlier termination of this Agreement, except (x) as contemplated by this Agreement or required by Law, (y) as set forth in Section 6.1 of the Disclosure Schedule, or (z) if Purchaser otherwise consents in writing (which consent will not be unreasonably withheld, conditioned, or delayed): (a) the Companies will use commercially reasonable efforts to cause the business of the Companies to be conducted in all material respects in the ordinary course of business; (b) the Companies will use commercially reasonable efforts (i) to preserve substantially intact their respective business organization and assets; and (ii) to keep available the services of their respective current officers and Key Employees; and (c) neither Company will:

(i)amend or modify its Organizational Documents;

(ii)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, restructuring or other reorganization;

(iii)issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its equity interests, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such equity interests, or enter into any agreement with respect to any of the foregoing, other than issuances of equity issuances by any Company to Seller;

(iv)make any material change in its accounting methods, principles, or practices other than in a manner consistent with GAAP;

(v)(A) make or change any election concerning Taxes of either Company; (B) file any amended Tax Return for either Company; (C) settle any Tax claim or assessment with any Governmental Entity with respect to either Company; (D) consent to any extension or waiver of the limitation period applicable to any Tax claim, proceeding or assessment of either Company; or (E) fail to file any Tax Return of either Company or to timely pay any Tax owed by either Company;

(vi)sell, lease, license, or otherwise transfer, abandon, or permit to lapse any of its material properties or assets, except (A) dispositions of inventory, equipment, or other assets in the ordinary course of business or that are no longer used or useful in the conduct of the business of the Companies or (B) transfers between the Companies or between either Company and Seller;

(vii)incur any Indebtedness or capitalized lease obligation that will not be included as Estimated Indebtedness, or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others;

(viii)pay, discharge or satisfy, in an amount in excess of $100,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(ix)make any capital expenditures, capital additions or capital improvements, in excess of $75,000 in the aggregate;

(x)cancel or materially reduce the amount of any insurance coverage provided by existing insurance policies;

(xi)terminate or waive any rights reasonably expected to be worth more than $25,000 in the aggregate;

(xii)enter into, terminate or amend, in a manner that will materially and adversely affect the Companies’ business, (A) any agreement involving the obligation to pay or the right to receive $100,000 or more, (B) any Material Contract or (C) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property;

(xiii)enter into any collective bargaining agreement, works council agreement, or other labor agreement;

(xiv)(A) make or grant any compensation or salary increase to any employee or independent contractor whose annual compensation is in excess of $150,000, (B) amend or terminate any Employee Benefit Plan or adopt any new Employee Benefit Plan, (C) take any action to accelerate the vesting or payment of compensation or benefits under any Employee Benefit Plan, or (D) terminate the employment of any director or officer of any Company or Key Employee (except, in the case of clauses (A) through (D) above, in the ordinary course of business or for which has been accrued or approved prior to the date hereof);

(xv)enter into any agreement with respect to or consummate (A) any merger, consolidation, or other business combination or (B) the purchase of all or a substantial portion of the assets or any stock of any business or Person;

(xvi)make any loans, advances, or capital contributions to, guarantees for the benefit of, or investments in any Persons (except to employees in the ordinary course of business or any Company);

(xvii)commence any Action other than (A) for the routine collection of bills, (B) in such cases where a Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of such Company’s business; provided that such Company consults with Purchaser prior to the filing of such Action or (C) for a breach of this Agreement; or enter into settlement agreements with respect to any such lawsuits with a value reasonably expected to be greater than $100,000 individually or $250,000 in the aggregate; or

(xviii)agree, resolve, or commit to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Companies will be permitted to maintain through the Closing Date the cash management systems of the Companies, and periodically settle intercompany balances (including through dividends and capital contributions and all such intercompany balances will be settled at the Closing in accordance with their terms). Notwithstanding anything in this Agreement to the contrary, the Companies shall not dividend or distribute any Cash to Seller at any time between the date of this Agreement and the Closing.

Section 6.2Access to Information; Confidentiality.

(a)Subject to Section 6.2(b), from the date of this Agreement to the Closing or the earlier termination of this Agreement, upon reasonable prior written notice, the Companies will, and will cause their respective officers, directors, managers, Key

Employees, and representatives to, afford the officers, employees, and representatives (including legal counsel and accountants) of Purchaser reasonable access during normal business hours, consistent with applicable Law, to its Key Employees and books and records, and will furnish Purchaser with all financial, operating, and other data and information as Purchaser may from time to time reasonably request in writing; provided that such access will not include (i) information that, if provided to Purchaser, would violate applicable Laws, the Organizational Documents of any Company, or any Contract to which any Company is a party or bound, (ii) bids, letters of intent, expressions of interest, communications, or other proposals received from others at any time prior to the date hereof in connection with the transactions contemplated by this Agreement or similar transactions with respect to any Company or otherwise or information or analyses relating to such communications, (iii) any information, the disclosure of which would cause the waiver of any legal privilege available to any Company or any of its Affiliates relating to such information or to cause such Company or any of its Affiliates to breach a confidentiality obligation by which it is bound, or (iv) any internal valuations of the Companies or information or analysis relating to such valuations. Any such access will be conducted during regular business hours in the presence of a representative(s) of Seller and under commercially reasonable circumstances and will be subject to restrictions reasonably imposed by the Companies. Purchaser will, and will cause its representatives to, use commercially reasonable efforts to minimize any disruption to the business of the Companies in connection with such access. Purchaser will, and will cause its representatives to, abide in all material respects by any rules reasonably imposed by the Companies in connection with access provided pursuant to this Section 6.2(a). Notwithstanding anything in this Agreement to the contrary, prior to the Closing, without the prior written consent of Seller (which shall not be unreasonably withheld), (x) Purchaser will not contact any employees of any Company (other than the Key Employees), (y) Purchaser will not contact any suppliers to or customers of any Company, and (z) Purchaser will have no right to perform invasive or subsurface investigations of the properties of the Companies.

(b)All information furnished by the Companies pursuant to Section 6.2(a) or otherwise will be subject to the Confidentiality Agreement, dated September 8, 2020, between Purchaser or its Affiliates and Seller or its representatives (the “Confidentiality Agreement”), which Confidentiality Agreement, subject to Section 10.2, will remain in full force and effect in accordance with its terms until the Closing Date, at which time the Confidentiality Agreement and the obligations of the Parties under this Section 6.2(b) will terminate.

Section 6.3No Control of Other Party’s Business. Nothing contained in this Agreement will give Purchaser, directly or indirectly, the right to control or direct Seller’s or the Companies’ operations prior to the Closing, and nothing contained in this Agreement will give Seller or the Companies, directly or indirectly, the right to control or direct Purchaser’s operations. Prior to the Closing, the Companies, Seller and Purchaser will each exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.4Efforts to Consummate.

(a)Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, and to assist and cooperate with the other parties in taking or causing to be taken, all actions and to use its commercially reasonable efforts to do, or cause to be done, all things necessary, proper, or advisable under this Agreement and applicable Law to cause the conditions set forth in ARTICLE VIII to be satisfied and to consummate and make effective the transactions contemplated by this Agreement.

(b)Purchaser and Seller agree to use their best efforts to (i) defend against any Action challenging this Agreement or the consummation of the transactions contemplated hereby and (ii) oppose, lift, or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. Nothing in this Agreement (including the cooperation or the use of best efforts) will include any requirement of the Companies or Seller to (1) waive any of the conditions set forth in ARTICLE VIII or (2) expend money, commence or participate in any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

(c)Each Party will, or in the case of Seller, will cause the Companies to: (i) take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under the HSR Act, which filings will include a request for early termination of the applicable waiting period under the HSR Act, and under any other applicable Antitrust Laws, as promptly as practicable but in no event later than November 12, 2020; (ii) take all actions necessary to obtain the required consents from Antitrust Authorities as promptly as practicable and in any event prior to the Outside Date; (iii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Entity, and (iv) consult and cooperate with each other Party, and consider in good faith the views of such other Party, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. With respect to hospice and home healthcare provider related Permits, the Purchaser will timely file all required post-Closing notices, including CMS Form 855-A, and any notices of change of ownership or licensure required by the State Health Authority, with the applicable Governmental Entities, all at Purchaser’s expense; provided, however, the Seller shall, at Purchaser’s expense, provide all assistance reasonably requested by Purchaser to make such filings.

(d)Purchaser will (i) promptly notify Seller of any written communication made to or received by Purchaser from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, permit Seller to review in advance any proposed written communication to any such Governmental Entity and incorporate Seller’s reasonable comments thereto, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with Seller in advance and, to the extent permitted by such Governmental Entity, gives Seller the opportunity to attend, and (iii) furnish Seller with copies of all correspondence, filings, and written communications between Purchaser and its Affiliates and their respective representatives, on one hand, and any such Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(e)Purchaser will be responsible for the payment of all filing fees under the HSR Act. Purchaser will be responsible for the payment of Seller’s and any of its Affiliates’ expenses, including reasonable legal fees and expenses, in complying with any request for additional information or documentary material from any Antitrust Authority.

(f)Purchaser will not, and will cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing any portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger, or consolidation could: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity’s entering an Order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) prevent, impair, delay, or impede the consummation of the transactions contemplated hereby.

(g)Purchaser will, and will cause its Affiliates to, take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably practicable (and in any event no later than the Outside Date), including taking all actions requested by any Antitrust Authority or necessary to resolve any objections that may be asserted by any Antitrust Authority with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, Purchaser will, in each case at Purchaser’s sole cost and expense:

(i)comply with all restrictions and conditions, if any, imposed or requested by any (A) Antitrust Authority in connection with granting any necessary clearance or terminating any applicable waiting period including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers, or assets of Purchaser, its Affiliates, Seller, or the Companies contemporaneously with or after the Closing and regardless as to whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Purchaser’s, its Affiliates’, Seller’s, or the Companies’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers, or assets, and (3) entering into any Order, consent decree, or other agreement to effectuate any of the foregoing or (B) third party in connection with a Divestiture;

(ii)terminate any Contract or other business relationship as may be required to obtain any necessary clearance of any Antitrust Authority or to obtain termination of any applicable waiting period under any Antitrust Laws;

(iii)without the prior written consent of Seller, not extend any waiting period or enter into any agreement or understanding with any Antitrust Authority; and

(iv)oppose fully and vigorously any request for, the entry of, and seek to have vacated or terminated, any Order, judgment, decree, injunction, or ruling of any Antitrust Authority that could prevent, impair, delay, or impede the Closing, including by defending through litigation any action asserted by any Person in any court or before any Antitrust Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision or Order by any Antitrust Authority, or, if requested by Seller, Purchaser will commence or threaten to commence and pursue vigorously any action Seller believes to be helpful in obtaining any necessary clearance of any Antitrust Authority or obtaining termination of any applicable waiting period under any Antitrust Laws, or in terminating any outstanding action.

(h)Purchaser will negotiate in good faith with all Antitrust Authorities and all third parties in connection with a Divestiture or any other matter referred to in Section 6.4(g) in order to enter into definitive agreements with all such Persons within thirty (30) days after receipt by Purchaser of any request for additional documents and information or the commencement of a second phase investigation by any Antitrust Authority.

Section 6.5Directors’ and Officers’ Indemnification and Insurance.

(a)From and after the Closing Date, Purchaser will and will cause the Companies to (i) indemnify and hold harmless (and release from any liability to Purchaser or the Companies) each Person who on or prior to the Closing Date was a director, manager, or officer of any Company (each, an “Indemnitee”) against and from all (A) attorneys’ fees and all other costs, charges, and expenses (collectively, “D&O Expenses”) paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness in, or participate in any threatened, pending, or completed Action based on, arising out of, or relating to the fact that such Person is or was a director, manager, or officer, of any Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (B) losses, claims, damages, judgments, or amounts paid in settlement (collectively, “D&O Costs”) in respect of any D&O Indemnifiable Claim and (ii) pay on an as-incurred basis all D&O Expenses in advance of the final disposition of any Action that is the subject of the right to indemnification; provided that the Person to whom such D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Notwithstanding anything in this Agreement to the contrary, the obligations of Purchaser and Companies under this Section 6.5 with respect to any Action will continue in effect until the final resolution of such Action.

(b)Until the sixth (6th) anniversary of the Closing Date, Purchaser will, and will cause each Company to, cause to be maintained in effect provisions in the Organizational Documents of such Company (or in such documents of any successor to the business of such Company) regarding exculpation and elimination of liability of and indemnification in favor of each Indemnitee, in each case that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence as of the Closing.

(c)At the Closing, Purchaser will cause the Companies to purchase, and the Companies will purchase (at Purchaser’s sole cost and expense) and maintain in effect for a period of six (6) years thereafter, (i) an extended reporting period (“tail”) to the current policy of directors’ and officers’ liability insurance maintained by the Companies, which period will be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing and (ii) “run‑off” coverage as provided by the Companies’ fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions, and limits of liability that are no less advantageous than the coverage provided under the Companies’ existing policies. Purchaser will, and will cause each Company to, maintain such insurance policies and not cancel or change such insurance policies in any respect.

(d)In the event that Purchaser or any of its successors or assigns (i) consolidates any Company with or merges any Company into any other Person and such Company is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of such Company’s properties and assets to any Person, then in each such case, proper provision will be made so that the successors and assigns of such Company will assume all of the obligations thereof set forth in this Section 6.5.

(e)Purchaser hereby acknowledges (on behalf of itself and its Affiliates (including, after the Closing, the Companies)) that the Indemnitees may have certain rights to indemnification, advancement of expenses, or insurance provided by current equityholders or other Affiliates of Seller, the Companies or their respective equityholders (the “Indemnitee Affiliates”) separate from the indemnification obligations of Purchaser and the Companies hereunder. The Parties agree that (i) Purchaser and the Companies are the indemnitors of first resort (i.e., their obligations to the Indemnitees are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitees are secondary), (ii) Purchaser and the Companies will be required to advance the full amount of expenses incurred by the Indemnitees and will be liable for the full amount of all D&O Costs and D&O Expenses to the extent legally permitted, without regard to any rights the Indemnitees may have against any Indemnitee Affiliate, and (iii) Purchaser and the Companies (on

behalf of themselves and their respective Affiliates) irrevocably waive, relinquish, and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation, or any other recovery of any kind in respect thereof, in each case, if and to the extent an Indemnitee is entitled to indemnification under the Organizational Documents of any Company and, in case of any advances, subject to such Indemnitee’s providing an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(f)Notwithstanding anything contained in this Agreement to the contrary, this Section 6.5 will survive the consummation of the Closing.  The obligations of Purchaser and the Companies under this Section 6.5 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.5 applies without the consent of the affected person (it being expressly agreed that the Persons to whom this Section 6.5 applies will be third party beneficiaries of this Section 6.5). The provisions of this Section 6.5 are (i) intended to be for the benefit of, and will be enforceable by, each such Person, his or her heirs, and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have under this Agreement, by contract, or otherwise.

Section 6.6Legal Privileges.  All attorney-client, work product and other legal privileges that may exist with respect to the Companies with respect to communications taking place at or prior to the Closing pertaining to the negotiation of this Agreement, the agreements contemplated hereby, and the transactions contemplated hereby and thereby will be deemed privileges exclusive to Seller. Seller and Purchaser will use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Purchaser will knowingly waive any such privilege without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed).

Section 6.7Public Announcements. Neither Purchaser nor Seller will, and each will cause its respective Affiliates not to, without the prior written consent of, in the case of Purchaser, Seller, or in the case of Seller, Purchaser, make any public statement or press release or any other announcement or communication to the employees, customers, or suppliers of the Companies with respect to this Agreement or the transactions contemplated hereby, or otherwise disclose to any Person the existence, terms, content, or effect of this Agreement, except to the extent that disclosure is required by Law or to comply with the obligations set forth in this Agreement; provided, however, that nothing in this Agreement will restrict or prohibit Seller or the Companies from making any announcement prior to the Closing to Seller’s or the Companies’ employees, customers, suppliers, and other business relations to the extent Purchaser and Seller mutually determine in good faith after consultation that such announcement is necessary or advisable. Notwithstanding the foregoing, from and after the Closing, Stonehenge Partners, Inc. may issue any announcement or communication related to this Agreement or the transactions contemplated hereby in connection with fundraising, marketing, regulatory, compliance, audit, or reporting in the ordinary course of business, including to current and prospective investors in Stonehenge Partners, Inc. and its Affiliates. Notwithstanding anything in this Agreement to the contrary, in no event will Purchaser or, after the Closing, the Companies, have any right to use Stonehenge Partners, Inc.’s name, marks, logos, or any abbreviation, variation, or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Stonehenge Partners, Inc., except to the extent required by Law. Effective as of the Closing Date, each of the Companies grants to Seller, Stonehenge Partners, Inc. and its Affiliates and each of their respective successors and assigns a non-exclusive, perpetual, royalty-free, worldwide right and license to use the name and related marks and logos of the Companies on its printed materials and website and in other forms and media for the sole purpose of describing the prior ownership of, or Stonehenge Partners, Inc.’s and any of its Affiliates’ current or former interest in, Seller and the Companies.

Section 6.8Post-Closing Access. For a period of six (6) years after the Closing Date, Purchaser will cause the Companies to provide Seller and its representatives with reasonable access, upon reasonable prior notice, during normal business hours to the personnel, books, and records (for the purpose of examining and copying) of the Companies with respect to periods or occurrences prior to or on the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. For a period of six (6) years after the Closing Date, without the prior written consent of Seller, Purchaser will not, and will cause the Companies and their respective Affiliates not to, alter, dispose of, or destroy any books and records of any Company, or any portions thereof, relating to periods prior to the Closing Date without first offering such records to Seller, and Seller will have ninety (90) days after such offer to agree to take possession thereof. Purchaser will cause the Companies to make available to Seller and its representatives such records and personnel of the Companies familiar therewith as may be reasonably requested by Seller, upon reasonable prior notice, in connection with claims by or against Seller or any of its Affiliates related to the Companies or the transactions contemplated by this Agreement.  Other than to the extent relating to Taxes for a Pre-Closing Tax Period or any Straddle Period, nothing in this Section 6.8 shall require Purchaser to provide Seller or its representatives with any access, books or records of the Companies to the extent Purchaser reasonably determines in good faith that such access, books or records would disclose competitively sensitive information or information protected by attorney-client privilege or attorney work product doctrine.

Section 6.9Employee Matters.

(a)Purchaser acknowledges and agrees that the employment of the employees of the Companies will not terminate because of the Closing and that the employment of such employees will continue after the Closing, subject to Section 6.9(e). For at least one (1) year following the Closing, or such longer period of time required by applicable Law, subject to Section 6.9(e), Purchaser will provide or cause the Companies to provide to each employee who is employed by any Company as of immediately prior to the Closing (“Company Employees”) (i) a salary or wage level and bonus opportunities at least equal to the salary or wage level and bonus opportunities to which they were entitled immediately prior to the Closing and (ii) benefits, perquisites, and other terms and conditions of employment that are at least equivalent to the benefits, perquisites, and other terms and conditions that they were entitled to receive immediately prior to the Closing (including benefits pursuant to qualified and non-qualified retirement and savings plans, medical, dental, and pharmaceutical plans and programs, travel and meal allowances, and severance plans and policies).

(b)Without limiting the generality of the foregoing, Purchaser will cause the Companies (i) to keep in effect for at least one (1) year following the Closing severance and retention plans, practices, and policies applicable to Company Employees as of immediately prior to the Closing that are not less favorable than such plans, practices, and policies in effect as of immediately prior to the Closing with respect to such Company Employees, and Purchaser will, and will cause the Companies to, indemnify and hold harmless Seller from any severance, termination, or retention liabilities or obligations with respect to such employees effective on and after the Closing and (ii) to ensure, and the Companies immediately following the Closing agree to ensure, that all Company Employees who were notified of their target bonuses for the current fiscal year receive annual bonuses at least equal to the target bonuses to which such employees would be entitled under the applicable bonus arrangements of the Companies as of immediately prior to the Closing. Purchaser will, or will cause the Companies to, make available to Company Employees participation in a defined contribution retirement savings plan with a cash or deferred feature as soon as practicable following Closing, but in no event later than thirty (30) days following Closing. Company Employees will have the ability to roll over distributions from the Queen City Hospice, LLC 401(k) Plan, including any outstanding participant loans, to the defined contribution plan made available to them by Purchaser or the Companies.

(c)Following the Closing, Purchaser will use commercially reasonable efforts to cause the Companies (i) to ensure that no limitations or exclusions as to pre-existing conditions, evidence of insurability or good health, waiting periods or actively-at-work exclusions, or other limitations or restrictions on coverage are applicable to any Company Employees or their dependents or beneficiaries under any health and welfare benefit plans in which such employees may be eligible to participate and (ii) to provide or cause to be provided any costs or expenses incurred by Company Employees (and their dependents or beneficiaries) up to (and including) the Closing will be taken into account for purposes of satisfying applicable deductible, co-payment, coinsurance, maximum out-of-pocket provisions, and like adjustments or limitations on coverage under any such health and welfare benefit plans.

(d)With respect to each employee benefit plan, policy, allowance, or practice, including severance, vacation, and paid time off plans, policies, allowances, or practices, sponsored or maintained by the Companies or their Affiliates (excluding equity or equity-based, defined benefit, retiree health or welfare, change in control and retention benefits), Purchaser will cause the Companies to grant, or cause to be granted to, all Company Employees from and after the Closing credit for all service with the Companies, and their respective predecessors, prior to the Closing for all purposes (including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies, and severance), provided that no such credit shall be granted to the extent it results in the duplication of benefits or compensation for the same period of service.

(e)Nothing in this Agreement, whether express or implied, will: (i) confer upon any Company Employee (or beneficiary thereof) any rights or remedies, including any right to employment or continued employment for any period or terms of employment, (ii) be interpreted to prevent or restrict the Companies or Purchaser (or Affiliate thereof) from modifying or terminating the employment or terms of employment of any Company Employee (including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing Date, subject to the provisions of this Section 6.9), or (iii) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan or arrangement.

Section 6.10Payoff Letters. Seller or the Companies will have obtained and delivered to Purchaser at least two (2) Business Days prior to the Closing Date payoff letters or evidence of termination of any revolving loan or credit facility, as applicable, with respect to any Estimated Indebtedness set forth in Schedule 2.3(c)(i), which shall provide for release and termination of all security interests in respect of such indebtedness upon the applicable holders’ receipt of the applicable payoff amounts, and customary release letters, lien terminations (including UCC-3 financing statements) or other instruments in form and substance sufficient to secure the complete discharge and termination of any liens securing such indebtedness.

Section 6.11RWI Policy. Immediately after the execution and delivery of this Agreement, Purchaser will instruct the insurer(s) and underwriter of the RWI Policy to bind the RWI Policy, and Purchaser will fulfill as soon as practicable all contingencies or conditions included in the RWI Policy Binder Agreement and will otherwise use commercially reasonable efforts to ensure that the RWI Policy is issued as soon as practicable thereafter. Purchaser may not amend, terminate, modify, or permit to lapse the RWI Policy or the RWI Policy Binder Agreement in a manner that would adversely affect Seller without the prior written consent of Seller or otherwise take any action that could reasonably be expected to result in the failure of the RWI Policy to be issued in accordance with the terms of the RWI Policy Binder Agreement. Purchaser will deliver to Seller (a) a copy of the RWI Policy Binder Agreement promptly after the binding of the RWI Policy; (b) a copy of the RWI Policy promptly after the issuance of the RWI Policy; and (c) each amendment to the RWI Policy promptly after the adoption thereof.

Section 6.12Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, neither Seller nor the Companies will, or permit any of their respective Affiliates, officers, directors, representatives, consultants, financial advisors, attorneys, accountants or other agents to: (a) solicit, initiate discussions or engage in negotiations with any Person (whether such negotiations are initiated by Seller, the Companies, an Affiliate of the Companies or Seller, a third party or otherwise), other than Purchaser or its Affiliates, relating to the possible acquisition of any material portion of the equity or assets of Seller or the Companies (whether by way of merger, purchase of equity, purchase of assets, loan or otherwise) or a refinancing or recapitalization of the Companies or Seller (an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to the Companies to any Person, other than Purchaser or its Affiliates or its or their respective representatives, relating to an Acquisition Transaction; or (c) enter into any definitive agreement with any Person, other than Purchaser or its Affiliates effecting an Acquisition Transaction; provided, however, that Purchaser hereby acknowledges that prior to the date of this Agreement, Seller and the Companies have provided information relating to Seller and the Companies and have afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably allow the Person to form a basis for an Acquisition Transaction without any breach by Seller or the Companies of this Section 6.12.

Section 6.13Further Assurances.

(a)At any time and from time to time after the Closing, Purchaser and Seller will execute and deliver all documents, instruments, agreements, assignments, and assurances and take and do all such other actions and things as may be reasonably requested by the other Parties to carry out the transactions contemplated by this Agreement.

(b)In addition, prior to (subject to Section 6.2(a)), and until the one (1) year anniversary of, the Closing, Seller will provide to Purchaser information reasonably requested by Purchaser that is not already in Purchaser’s or the Companies’ possession to enable Purchaser’s parent to make any required filing with the Securities and Exchange Commission in connection with a filing under Rule 3-05 of Regulation S-X of the Securities Act; provided, however, that such requested cooperation or provision of information will not unreasonably interfere with the business or ongoing operations of Seller or any Company or be required if such cooperation causes any representation or warranty set forth in ARTICLE III to be breached or causes any closing condition set forth in ARTICLE VIII to fail to be satisfied or otherwise causes the breach of this Agreement or any Contract by the applicable Company party thereto. All such cooperation or assistance by Seller contemplated by this Section 6.13(b) will be at Purchaser’s sole cost and expense. Purchaser will promptly reimburse Seller and the Companies (as applicable) for any expenses and costs incurred in connection with Seller’s obligations under this Section 6.13(b) and will indemnify and hold harmless the Seller, the Companies and their respective equityholders, directors, officers, employees, representatives, attorneys and advisors from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with Seller’s obligations or actions taken in accordance with this Section 6.13(b) and any information utilized in connection therewith.  Nothing in this Section 6.13(b) shall require Seller to provide Purchaser or its representatives with any information to the extent Seller reasonably determines in good faith that such information would disclose competitively sensitive information or information protected by attorney-client privilege or attorney work product doctrine.

Section 6.14Ohio Workers’ Compensation Rebate. To the extent that the Companies have not received by the Closing Date the full amount of the rebate (in the form of a check or otherwise) that the Companies are entitled to receive from the Ohio Bureau of Workers’ Compensation (the “Bureau”) in connection with the Bureau’s approval of a dividend on November 2, 2020 (the “Rebate”), after the Closing Date and upon receipt of any such funds, Purchaser shall, and/or shall cause the Companies to, remit the full amount of any such Rebate received by the Companies to Seller as promptly as practicable (but in no event later than 3 Business Days) after any Companies’ receipt of such Rebate.

ARTICLE VII
TAX MATTERS

Section 7.1Preparation and Filing of Tax Returns. Purchaser will prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Companies (which, for the sake of clarity, excludes Tax Returns of Seller) for all periods ending prior to, on, or including the Closing Date, but only if not filed on or prior to the Closing. All such Tax Returns will be prepared and filed consistent with the past practices of the Companies; provided that, notwithstanding any provision to the contrary, no position will be taken in any such Tax Return that is not supportable on a “more likely than not” basis. At least twenty (20) Business Days prior to the date on which each such Tax Return is filed, Purchaser will submit such Tax Return to Seller for Seller’s review and comments, but only to the extent such Tax Returns will be filed prior to the determination of Closing Indebtedness and Final Net Working Capital. Purchaser will make any changes reasonably requested by Seller.

Section 7.2Apportionment of Taxes. All Taxes with respect to the Companies that relate to a Straddle Period will be apportioned between the Pre-Closing Tax Period and the post-Closing portion of the Straddle Period as follows: (a) in the case of Taxes that are based upon or measured by reference to income, receipts, profits, sales, or payroll, such Taxes apportioned to the Pre-Closing Tax Period will be deemed equal to the amount which would be payable if the Tax year (or other Tax reporting period to the extent such Taxes are reported and paid other than on an annual basis) ended at the end of the day on the Closing Date; and (b) in the case of all other Taxes, such Taxes apportioned to the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 7.3Transfer Taxes. Purchaser will pay, and will indemnify and hold Seller harmless against, any transfer, documentary, sales, use, registration, and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed on any Company or Seller as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes. Seller will cooperate with Purchaser in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in its possession that is reasonably necessary to complete such returns.

Section 7.4Filing and Amendment of Tax Returns. Prior to the determination of Final Closing Indebtedness and Final Net Working Capital, without the prior written consent of Seller (which may be withheld for any reason or for no reason), Purchaser will not (a) except for Tax Returns that are filed pursuant to Section 7.1 in jurisdictions where the Companies have previously filed Tax Returns, file or amend or permit any member of the Companies to file or amend any Tax Return relating to a Pre-Closing Tax Period, (b) with respect to Tax Returns filed pursuant to Section 7.1, after the date such Tax Returns are filed pursuant to Section 7.1, amend or permit any Company to amend any such Tax Return, (c) make or change any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, or (d) initiate any voluntary disclosure proceeding relating to a Pre-Closing Tax Period.

Section 7.5Tax Refunds. Except to the extent reflected as an asset in Final Net Working Capital, any Tax refunds that are received by Purchaser or any Company, and any amounts credited against Tax to which Purchaser or any Company becomes entitled in a Tax period ending after the Closing Date, in each case, that relate to Ohio commercial activity Taxes for Tax periods or portions thereof ending on or before the Closing Date will be for the account of Seller. Purchaser will pay over to Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or entitlement to such credit against Taxes. In addition, if the amount of City of Columbus income Taxes for the taxable period beginning on January 1, 2020 and ending on the Closing Date included in Accrued Identified Taxes exceeds the actual amount of such Taxes, then Purchaser shall pay Seller the amount of such excess within five (5) days after the City of Columbus municipal income Tax Return for 2020 is filed.

Section 7.6Tax Allocation.  The Adjusted Closing Payment payable to Seller, together with all assumed liabilities and other capitalized costs for federal income Tax purposes, will be allocated among the Companies and the assets of the Companies for all Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the methodology (the “Allocation Methodology”) set forth on Schedule 7.6 (the “Allocation”). No later than thirty (30) days after the determination of the final determination of the Adjusted Closing Payment pursuant to Section 2.4, Purchaser will provide Seller with a draft schedule of the Allocation prepared in accordance with the Allocation Methodology (the “Draft Allocation Schedule”). If Seller objects to any item on such Draft Allocation Schedule, Seller shall, within thirty (30) days after delivery of such Draft Allocation Schedule, notify Purchaser in writing that Seller so objects, describing with reasonable detail any such item, including the factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Purchaser and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If such notice of objection is not so duly delivered, or if Purchaser and Seller are able to agree on a resolution on all disputed items in the Draft Allocation Schedule, then the Draft Allocation Schedule, as initially prepared by Purchaser pursuant to this Section 7.6  or as modified in accordance with such resolution, shall be the final determination of the Allocation (the “Final Allocation Schedule”). If Purchaser and Seller are unable to agree on a resolution to any disputed items within ten (10) Business Days after the expiration of the foregoing thirty (30) day period, such unresolved disputed items shall be submitted to the Accountant for resolution in accordance with the dispute resolution procedures set forth in Section 2.4, mutatis mutandis (provided that, any fees and expenses of the Accountant incurred in connection with the determination of the Final Allocation Schedule pursuant to this Section 7.6 shall be borne 50% by Purchaser and 50% by the Seller), which resolution shall be made in accordance with the provisions of the first sentence of this Section 7.6, shall be limited to the remaining unresolved disputed items and shall be conclusive and binding upon the Parties. In such case, the Draft Allocation Schedule, as modified by the Accountant in accordance with the immediately preceding sentence, shall be the Final Allocation Schedule.

Section 7.7Cooperation and Exchange of Information. Seller and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return of the Companies or in connection with any audit or other proceeding in respect of Taxes of the Companies.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Each of Seller and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods.

ARTICLE VIII
Conditions

Section 8.1Conditions to Obligations of Each Party. The respective obligations of each party to this Agreement to effect the transactions contemplated hereby will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)Prohibition; Illegality. No federal, state, local, or foreign Law or Order (that is final and non-appealable and that has not been vacated, withdrawn, or overturned) will be in effect that prohibits the consummation of the transactions contemplated hereby.

(b)Antitrust Laws. The applicable waiting period under the HSR Act will have expired or been terminated.

Section 8.2Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated hereby will be subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

(a)Representations and Warranties Relating to the Companies and Seller. The representations and warranties set forth in Section 3.1 (except for the second to last sentence) (“Organization and Qualification”), Section 3.2 (“Authority”), Section 3.3(a)(i) and (ii) (“No Conflict; Required Filings and Consents”), Section 3.4 (“Capitalization”), Section 3.5 (“Subsidiaries”), Section 3.22 (“Brokers”), Section 4.1 (“Organization and Existence”), Section 4.2 (“Seller’s Capacity and Authority”), Section 4.4 (“Units”) and Section 4.5 (“Brokers”) of this Agreement will be true and correct in all respects (other than de minimis exceptions) at and as of the Closing as if made at and as of such time (other than any representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct in all respects (other than de minimis exceptions) as of the date so specified). The other representations and warranties set forth in ARTICLE III and ARTICLE IV will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) at and as of the Closing as if made at and as of such time (other than any representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct on the date so specified), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(b)Performance of Covenants. Seller and the Companies will have performed and complied with, in all material respects, all obligations, agreements, and covenants required to be performed by, or complied with by, them under this Agreement at or prior to the Closing.

(c)Certificate. Purchaser will have received a certificate dated the Closing Date and executed by a duly authorized officer of each Company and Seller certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)Escrow Agreement. Each of Seller and the Escrow Agent will have executed and delivered to Purchaser the Escrow Agreement.

(e)Payoff Letters. Seller will have delivered payoff letters (or evidence of termination, as applicable) with respect to the Estimated Indebtedness set forth on Schedule 2.3(c)(i).

(f)FIRPTA Affidavit. Seller will deliver a certificate dated as of the Closing Date and in the form attached hereto as Exhibit B stating that Seller is not a foreign Person.

(g)Termination of Management Agreement. Purchaser will have received evidence that the Management Agreement, dated as of January 31, 2018, by and between Queen City Hospice, LLC and Stonehenge Opportunity Fund IV, LP has been terminated effective as of the Closing Date.

(h)Assignment of Units. Purchaser will have received assignments executed by Seller with respect to all of the Units.

(i)Officer Resignations.  Purchaser will have received written resignations from, or other evidence of removal of, (A) any officers of the Companies that are employees of Stonehenge Partners, Inc. and (B) James Vannelle.

(j)Termination of Company 401(k) Plan.  Seller shall have delivered, in form and substance reasonably satisfactory to Purchaser, executed Company resolutions terminating the Queen City Hospice, LLC 401(k) Plan, such termination effective the day immediately prior to and contingent upon the Closing, and shall have delivered any necessary amendment to effectuate the termination thereof.

Section 8.3Conditions to Obligations of Seller and the Companies. The obligations of Seller and the Companies to effect the transactions contemplated hereby will be subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

(a)Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser set forth in ARTICLE IV of this Agreement will be true and correct in all respects at and as of the Closing as if made at and as of such time (other than any representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct as of the date so specified), except where the failure of such representations and warranties to be so true and correct has not had an adverse effect that (i) could impair or delay Purchaser’s ability to consummate the transactions contemplated hereby or (ii) could adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

(b)Performance of Covenants. Purchaser will have performed and complied with, in all material respects, all obligations, agreements, and covenants required to be performed by, or complied with by, it under this Agreement at or prior to the Closing.

(c)Certificate. Seller will have received a certificate dated the Closing Date and executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)Escrow Agreement. Each of Purchaser and the Escrow Agent will have executed and delivered to Seller the Escrow Agreement.

Section 8.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 8.1, Section 8.2, or Section 8.3, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Section 8.5Waiver of Conditions. All conditions to the Closing will be deemed to have been satisfied or waived from and after the Closing.

ARTICLE IX
LIMITATION OF LIABILITY; WAIVERS

Section 9.1Survival; Waivers of Representations and Warranties and Covenants; Limitation of Liability.

(a)The representations, warranties, covenants, and agreements of the Companies, Seller, and each of their Affiliates contained in this Agreement or in any certificate delivered pursuant to this Agreement will not survive beyond the Closing, such that no claim for breach of any such representation, warranty, covenant, or agreement, detrimental reliance, or other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto against any such Person, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of the Companies, Seller, or any of their Affiliates, except for those covenants and agreements contained in ARTICLE VI, ARTICLE VII, or ARTICLE XI that by their terms apply or are to be performed in whole or in part after the Closing.

(b)Purchaser, for itself and on behalf of its Affiliates (including, after the Closing, the Companies), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against Seller, and any of its Affiliates relating to the operation of the Companies or its businesses or relating to the subject matter of this Agreement or any Schedule or Exhibit hereto or the Disclosure Schedule, or any agreement, certificate, or other document or instrument entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local, or foreign Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 9.1(b), no claim will be brought or maintained by, or on behalf of, Purchaser or its Affiliates (including, after the Closing, the Companies) against Seller, or any of its Affiliates, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants, or agreements of the Companies, Seller, or any of their Affiliates set forth or contained in this Agreement or any Schedule or Exhibit hereto or the Disclosure Schedule, or any ancillary agreement, certificate, or other document or instrument entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby.

(c)Purchaser acknowledges and agrees that it may not avoid the limitation of liability set forth in this Section 9.1 by (i) seeking damages for breach of contract or tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants, or agreements contained in this Agreement.

(d)The Parties agree that the limits imposed on Purchaser’s remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

(e)Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 9.1 shall limit or restrict Purchaser’s rights, remedies recourse or ability to bring any action or claim based upon Fraud, any agreement entered into in connection with this Agreement or those covenants and agreements contained in ARTICLE VI, ARTICLE VII, or ARTICLE XI that by their terms apply or are to be performed in whole or in part after the Closing.

Section 9.2Disclaimers. Purchaser will have no claim against anyone with respect to any Forward Looking Statements. Purchaser acknowledges that none of Seller, the Companies or any of their Affiliates make any representation, warranty, or other statement with respect to, and Purchaser is not relying on, any Forward Looking Statements.

Section 9.3Non-Recourse; Release. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise under or in connection with, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). Except as set forth in any Contract between a Contracting Party and a Nonparty Affiliate, no Person who is not a Contracting Party, including any past, present, or future director, manager, officer, employee, incorporator, stockholder, member, partner, equityholder, Affiliate, agent, attorney, representative, or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present, or future director, manager, officer, employee, incorporator, stockholder, member, partner, equityholder, Affiliate, agent, attorney, representative, or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), will have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, obligations, liabilities, or causes of action based upon, arising under or in connection with, or relating to this Agreement or the negotiation, execution, or performance of this Agreement, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, obligations, liabilities, or causes of action against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 9.3 shall limit or restrict Purchaser’s rights, remedies recourse or ability to bring any action or claim based upon Fraud, any agreement entered into in connection with this Agreement or those covenants and agreements contained in ARTICLE VI, ARTICLE VII, or ARTICLE XI that by their terms apply or are to be performed in whole or in part after the Closing.

ARTICLE X
Termination

Section 10.1Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)by mutual written consent of Purchaser and Seller;

(b)by Purchaser or Seller if (i) any court of competent jurisdiction or other Governmental Entity issues a final Order or takes any other final action restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action becomes final and nonappealable or (ii) any Governmental Entity enacts a Law that prohibits, restrains, or makes illegal the transactions contemplated by this Agreement; provided, that the party seeking to terminate pursuant to this Section 10.1(b) will have complied with its obligations, if any, under Section 6.4 in connection with such Law or Order;

(c)by either Purchaser or Seller, each in its sole discretion, if the Closing has not occurred on or before January 31, 2021 (the “Outside Date”), unless the Outside Date is extended by the mutual written consent of Purchaser and Seller; provided that the right to terminate this Agreement pursuant to this Section 10.1(c) will not be available to the Party seeking to terminate if the failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the primary cause of the failure of the Closing to occur on or before the Outside Date and such failure to perform constitutes a material breach of this Agreement;

(d)by Seller if there has been a breach of or inaccuracy in (as applicable) any representation, warranty, covenant, or agreement on the part of Purchaser contained in this Agreement such that the conditions set forth in Section 8.3(a) and Section 8.3(b) are incapable of being satisfied by the Outside Date as a result of such breach or inaccuracy; provided that Seller will not have the right to terminate this Agreement pursuant to this Section 10.1(d) if (i) Seller or the Companies are then in material breach of any of its covenants or agreements contained in this Agreement or (ii) such breach, if curable, is cured no later than the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Seller to Purchaser and (y) the day that is five (5) Business Days prior to the Outside Date;

(e)by Purchaser if there has been a breach of or inaccuracy in (as applicable) any representation, warranty, covenant, or agreement on the part of Seller or the Companies contained in this Agreement such that the conditions set forth in Section 8.2(a) and Section 8.2(b) are incapable of being satisfied by the Outside Date as a result of such breach or inaccuracy; provided that Purchaser will not have the right to terminate this Agreement pursuant to this Section 10.1(e) if (i) Purchaser is then in material breach of any of its covenants or agreements contained in this Agreement or (ii) such breach, if curable, is cured no later than the earlier of (x) the thirtieth (30th) day after written notice thereof is given by Purchaser to Seller and (y) the day that is five (5) Business Days prior to the Outside Date; or

(f)by Seller, upon written notice to Purchaser, if (i) all conditions set forth in Section 8.1 and Section 8.2 have been satisfied (or are capable of being satisfied and would be satisfied at the Closing were the Closing to occur on the date of such termination) and (ii) Purchaser has failed to complete the Closing within two (2) Business Days after the date on which the Closing should have occurred pursuant and subject to the provisions of Section 2.2.

Section 10.2Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement will forthwith become void, and there will be no liability or obligation on the part of any Party, except with respect to Section 6.2(b), Section 6.4(e), Section 6.7, this Section 10.2, and ARTICLE XI, and any corresponding definitions set forth in this Agreement, each of which will survive such termination; provided that the Confidentiality Agreement will survive the termination of this Agreement; provided, further, that nothing in this Agreement will relieve a Party from liability for any breach of this Agreement prior to such termination. Nothing in this ARTICLE X will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE XI
General Provisions

Section 11.1Notices. All notices, requests, consents, and other communications required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in .PDF format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission will be deemed given on the date transmitted (unless such Person transmitting by e-mail receives a delivery failure notice, in which case notice will not be deemed effective). All notices will be addressed as follows:

(a)	if to Purchaser, or, following the Closing, the Companies, to:

c/o Addus HomeCare Corporation

6303 Cowboys Way, Suite 600

Frisco, Texas 75034

Attn: Brian Poff, Chief Financial Officer

Email: bpoff@addus.com

with a copy (which will not constitute notice) to:

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attn: David Cox

Email: dcox@bassberry.com

(b)	if to Seller, or, prior to the Closing, a Company, to:

c/o Stonehenge Partners, Inc.

191 W. Nationwide Blvd., Suite 600

Columbus, Ohio 43215

Attention:  Andrew F. Bohutinsky

Email: afbohutinsky@stonehengepartners.com

with an additional copy (which will not constitute notice) to:

Benesch, Friedlander, Coplan & Aronoff LLP

200 Public Square, Suite 2300

Cleveland, Ohio 44114

Attention: Gregg Eisenberg, Michael Mozes, and Christopher Hopkins

Email: geisenberg@beneschlaw.com

mmozes@beneschlaw.com

chopkins@beneschlaw.com

Any Party from time to time may change its address, facsimile number, email address, or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section 11.1.

Section 11.2Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Agreement is held to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from this Agreement, and the remainder of this Agreement will remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 11.3Entire Agreement. This Agreement, including all schedules and exhibits hereto, together with the other documents and instruments to be delivered pursuant to or in connection with this Agreement (when executed and delivered), and the Confidentiality Agreement, contains and is intended as a complete statement of all of the terms and the arrangements between the Parties with respect to the matters provided for and supersedes any previous agreements and understandings between the Parties with respect to those matters (including all term sheets, letters of intent, or other understandings between Seller, the Companies and Purchaser). The Parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the transactions contemplated by this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement. The Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations. All Parties to this Agreement specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 11.4Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement and any rights and obligations hereunder may not be assigned, delegated, hypothecated, or otherwise transferred by any Party (by operation of Law or otherwise) without the prior written consent of the other Parties, and any attempted assignment without the required consents will be void. Purchaser and its Affiliates retain all risks and obligations if they enter into any agreement with any Person that is broader than or inconsistent or conflicts with their rights, interests, or obligations hereunder, and any such broader, inconsistent, or conflicting right, obligation, covenant, or agreement will not be effective or binding against Seller, the Companies, or their respective Affiliates. Upon any permitted assignment by Purchaser, the references in this Agreement to Purchaser will also apply to any such assignee unless the context otherwise requires.

Section 11.5Amendment. Any provision of this Agreement may be amended by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing making specific reference to this Agreement signed by each of the Parties; provided, that (a) any amendment to this Agreement after the Closing will only require the written consent of Purchaser and Seller, (b) Section 6.5 may not be amended or waived without the prior written consent of a majority of the Indemnitees, and (c) Section 6.7 may not be amended or waived without the prior written consent of Stonehenge Partners, Inc.

Section 11.6Waiver. At any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breaches of or inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Except as provided by applicable Law, no waiver of this Agreement will require the approval of the stockholders or members (as applicable) of Purchaser or Seller. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties making such waiver. The failure or delay of any Party to this Agreement to assert any of its rights or remedies under this Agreement or otherwise will not constitute a waiver of such rights or remedies nor will any single or partial exercise by any Party to this Agreement of any of its rights or remedies under this Agreement preclude any other or further exercise of such rights or remedies or any other rights or remedies under this Agreement. Except as expressly provided therein, no waiver will be deemed to extend to any prior or subsequent default, misrepresentation, or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No omission or course of dealing on the part of any of the Parties in exercising any right, power, or remedy will operate as a waiver thereof.

Section 11.7Parties in Interest. Except as expressly provided by this Agreement, this Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. Except as expressly provided by this Agreement, this Agreement will not provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other right in excess of those existing without reference to the terms of this Agreement.

Section 11.8Governing Law. This Agreement, any controversy related to or arising, directly or indirectly, out of, caused by, or resulting from this Agreement, and all claims or causes of action (whether in contract, tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination, or construction of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement) or the legal relationship among the parties hereto will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.9Jurisdiction. SUBJECT TO Section 2.4 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY SUBMITS AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE OR (BUT ONLY TO THE EXTENT THE CHANCERY COURT DECLINES JURISDICTION) THE DELAWARE STATE COURTS OR THE UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE AND ANY APPELLATE COURT THEREFROM (THE “CHOSEN COURTS”) IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT, THE LEGAL RELATIONSHIP OF THE PARTIES, AND THE TRANSACTIONS CONTEMPLATED HEREBY. SUBJECT TO Section 2.4 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY ALSO WAIVES AND AGREES NOT TO ASSERT:  (A) ANY DEFENSE TO JURISDICTION OR VENUE IN THE CHOSEN COURTS FOR ANY ACTION RELATING TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, THE LEGAL RELATIONSHIP OF THE PARTIES, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, (B) THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THE CHOSEN COURTS, (C) THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, AND (D) THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT FURTHER AGREES THAT SERVICE OF PROCESS WITH RESPECT TO ANY ACTION GOVERNED BY THIS Section 11.9 MAY BE MADE UPON A PARTY BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 11.1.  THE PROVISIONS OF Section 11.10 BELOW RELATING TO THE WAIVER OF JURY TRIAL WILL APPLY TO ANY SUCH PROCEEDING. EACH PARTY AGREES THAT ANY FINAL AND NON-APPEALABLE JUDGMENT AGAINST IT IN ANY PROCEEDING DESCRIBED IN THIS Section 11.9 WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE OF THE UNITED STATES BY SUIT ON SUCH JUDGMENT, A CERTIFIED COPY OF WHICH WILL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING AND VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES.

Section 11.10Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. ACCORDINGLY AND TO THE EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP BETWEEN THE PARTIES, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION. SUBJECT TO Section 2.4 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES TO THIS AGREEMENT EACH AGREE AND CONSENT THAT ANY SUCH ACTION WILL BE DECIDED BY COURT TRIAL IN

THE CHOSEN COURTS WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

Section 11.11Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 11.12Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all such counterparts taken together will be deemed to be but one and the same instrument. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine, email, .PDF, or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party will re-execute original forms hereof and thereof and deliver them to all other parties. No Party hereto or thereto will raise the use of a facsimile machine, email, .PDF, or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, email, .PDF, or other electronic transmission as a defense to the formation of a contract, and each such party forever waives any such defense.

Section 11.13Specific Performance. Each Party acknowledges and agrees that the subject matter of this Agreement is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate any Party. Accordingly, each Party agrees that Purchaser, on the one hand, and Seller, on the other hand will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the Parties to consummate the transactions contemplated by this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any Party provide any bond or other security). Each Party waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with Actions instituted for injunctive relief or specific performance of this Agreement. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement.

Section 11.14Construction; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Prior drafts of this Agreement will not be used to interpret this Agreement. The recitals are incorporated into this Agreement. Unless the context clearly indicates otherwise: (a) words importing the singular will also include the plural, and vice versa, (b) each reference in this Agreement to any gender includes the masculine, feminine, and neuter, where appropriate, (c) the words “include” and “including” and variations thereof will not be deemed terms of limitation but rather will be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit, or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) the word “or” when used in this Agreement is disjunctive but not necessarily exclusive, (g) any accounting term not defined in this Agreement will have the meaning ascribed to it under GAAP, and (h) all references to “$” means U.S. Dollars. Whenever this Agreement refers to a number of days, unless specified otherwise, such number will refer to calendar days. Any document or item will be deemed “delivered,” “provided,” or “made available” within the meaning of this Agreement if such document or item is (i) included in the Data Room, or (ii) actually delivered or provided to Purchaser or any of Purchaser’s representatives.

Section 11.15Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

Section 11.16Expenses. Except as otherwise provided in this Agreement, each Party will pay for its own legal, accounting, investment banking, and valuation services, and any and all other costs and expenses incurred with respect to the transactions contemplated hereby, the negotiation and execution of this Agreement, and the performance of its obligations hereunder.

Section 11.17Disclosure Schedule. The Disclosure Schedule will be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim in this Agreement. The mere inclusion of information in the Disclosure Schedule as an exception to a representation, warranty, or covenant (a) will not be deemed an admission by any Party that such information represents a material exception or a material fact, event, or circumstance or that such information has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) will not constitute, or be deemed to be, an admission to any third party concerning such information. The provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedule does not and will not be deemed to create or imply a standard of materiality hereunder. The Disclosure Schedule is not intended to constitute, and will not be construed as constituting, representations or warranties of Seller except to the extent expressly provided in this Agreement and will not be deemed to expand in any way the scope or effect of any such representations or warranties. Any fact or item that is disclosed in any section of the Disclosure Schedule will be deemed to be disclosed in every other section of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto, if the applicability of such fact or item to such other section of the Disclosure Schedule is reasonably apparent. Disclosure of any allegations with respect to any alleged breach, violation, or default under any contractual or other obligation, or any law, is not an admission that such breach, violation, or default has occurred. Headings and subheadings have been inserted in the Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of the Disclosure Schedule. Where a contract has been summarized or described in the Disclosure Schedule, such summary or description does not purport to be a complete statement of the terms of such contract, and all such summaries and descriptions are qualified in their entirety by reference to the contract being summarized or described. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Purchaser under this Agreement. In disclosing this information, the Companies and Seller do not waive, and expressly reserve any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. Capitalized terms used in the Disclosure Schedule but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 11.18Consents.  Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts, leases, licenses, or other agreements to which a Company is a party (including the Material Contracts) and such consents have not been and may not be obtained. Purchaser agrees and acknowledges that neither the Companies nor Seller will have any liability whatsoever to Purchaser (and Purchaser will not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration, or termination of any such Contract, lease, license, or other agreement as a result thereof. Purchaser further agrees that no covenant or agreement of the Companies or Seller contained in this Agreement will be breached or deemed breached and no condition precedent to the obligation of Purchaser to consummate the transactions contemplated by this Agreement will be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration, or termination or any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration, or termination.

Section 11.19Legal Representation. Purchaser hereby acknowledges that Seller, its equityholders, and the Companies have been represented by Benesch, Friedlander, Coplan & Aronoff LLP (“Benesch”) in connection with this Agreement and the transactions contemplated hereby and that Benesch has received confidential information pertaining to Seller and the Companies in connection with such representation. Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Companies), hereby (a) acknowledges and agrees that, notwithstanding Benesch’s prior representation of Seller and the Companies and Benesch’s receipt of confidential information, Benesch may represent Seller, its equityholders, and their Affiliates after the Closing in connection with matters arising out of or related to this Agreement or the transactions contemplated hereby, including in connection with any litigation matter arising hereunder which may or may not be adverse to the Companies or Purchaser and (b) waives any claim it has or may have that Benesch has a conflict of interest or is otherwise prohibited from engaging in such representation. Purchaser further agrees that, as to all communications subject to attorney-client privilege among Benesch, the Companies, Seller and its equityholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belong to Seller and may be controlled by Seller and its equityholders and will not pass to or be claimed by Purchaser or the Companies. Notwithstanding the foregoing, in the event that a dispute arises among Purchaser, the Companies, and a Person other than a party to this Agreement after the Closing, the Companies may assert the attorney-client privilege to prevent disclosure of confidential communications with Benesch to such third party, and Seller may not waive any attorney-client privilege with respect to such communications without the prior written consent of Purchaser.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

PURCHASER:

ADDUS HEALTHCARE, INC.

By:	/s/ R. Dirk Allison
Name:	R. Dirk Allison
Title:	Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

SELLER:

Qch Holdings LLC

By:	/s/ Andrew F. Buhutinsky
Name:	Andrew F. Buhutinsky
Title:	President

[Signature Page to Unit Purchase Agreement]

COMPANIES:

QUEEN CITy HOSPICE, LLC

By:	/s/ Andrew F. Buhutinsky
Name:	Andrew F. Buhutinsky
Title:	Chairman

Miracle CITy HOSPICE, LLC

By:	/s/ Andrew F. Buhutinsky
Name:	Andrew F. Buhutinsky
Title:	Chairman